SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒ Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ALEXION PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount      on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

ALEXION PHARMACEUTICALS, INC.

352 Knotter Drive Cheshire,

Connecticut 06410

(203) 272-2596

April 15, 2010

Dear Fellow Stockholder:

You are cordially invited to attend Alexion’s Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 12, 2010, at The Study at Yale, 1157 Chapel Street, New Haven, CT 06511.

This year, you are being asked:

(1)	To elect eight directors to Alexion’s Board of Directors, constituting the entire Board, to serve for the ensuing year.

(2)	To approve the amendment to Alexion’s Amended and Restated 2004 Incentive Plan, including to increase the number of shares of common stock available for issuance by 3 million shares (subject to adjustment in the event of stock splits and other similar events).

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as Alexion’s independent registered public accounting firm.

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting those stockholders who are present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed form of proxy and mail it in the envelope provided at your earliest convenience. Thank you for your cooperation.

Very truly yours,

Leonard Bell, M.D.

Chief Executive Officer,

Secretary and Treasurer

ALEXION PHARMACEUTICALS, INC.

Cheshire, Connecticut

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 12, 2010

April 15, 2010

You are cordially invited to attend Alexion’s Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 12, 2010, at The Study at Yale, 1157 Chapel Street, New Haven, CT 06511. This year, you are being asked:

(1)	To elect eight directors to Alexion’s Board of Directors, constituting the entire Board, to serve for the ensuing year.

(2)	To approve the amendment to Alexion’s Amended and Restated 2004 Incentive Plan, including to increase the number of shares of common stock available for issuance by 3 million shares (subject to adjustment in the event of stock splits and other similar events).

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as Alexion’s independent registered public accounting firm.

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 17, 2010 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to be with us at the Annual Meeting, please complete, sign and date the enclosed proxy card and mail it in the envelope provided at your earliest convenience so that your shares may be represented at the meeting and to ensure a quorum. No postage is required if mailed in the United States. When completing your form of proxy, please sign your name, as it appears printed. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title. A proxy executed by a corporation must be signed by an authorized officer.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on May 12, 2010.

This Proxy Statement and our 2009 Annual Report are available at

(http://ir.alexionpharm.com/annuals.cfm)

Leonard Bell, M.D.

Secretary

ALEXION PHARMACEUTICALS, INC.

352 Knotter Drive

Cheshire, Connecticut 06410

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement and form of proxy are furnished to the holders of common stock, par value $.0001 per share, of Alexion Pharmaceuticals, Inc., the Company or Alexion, in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, May 12, 2010, at The Study at Yale, 1157 Chapel Street, New Haven, CT 06511, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

The mailing address of our principal executive offices is Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut, 06410. Proxies will be mailed to stockholders on or about April 19, 2010 and will be solicited by mail. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Proxies may be solicited, without extra compensation, by officers, agents and employees of Alexion who may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by us. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option of doing so. If any special employees or solicitors are retained, we will bear the expense of such retention.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before such proxies are voted at the Annual Meeting by filing with the Secretary of Alexion a written notice of revocation, or by mailing a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If a proxy card is signed and returned without any specifications, your shares will be voted in the manner recommended by our Board of Directors.

Record Date and Voting Rights

Only stockholders of record at the close of business on March 17, 2010 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On March 17, 2010, there were 89,582,551 shares of our common stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. “Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy, but not voted on a particular matter because (1) instructions have not been received from the beneficial owner and (2) the brokers do not have discretionary voting authority to vote on such matter. Abstentions and broker non-votes are not treated as a vote “for” or a vote “against” any of the proposals in this year’s proxy to which such abstentions or broker non-votes apply.

A broker may not vote on “non-routine” matters without receiving specific voting instructions from the beneficial owner. At the Annual Meeting and any and all adjournments thereof, brokers will not be able to submit a vote on the election of directors or the proposed amendments to the Company’s equity plan unless the broker receives specific instructions from the beneficial owner. The broker nominee will, however, be able to vote on the ratification of the selection of the Company’s independent auditors even if it does not receive instructions. We urge each stockholder to provide instructions to its broker so that its votes may be counted on these important matters.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 17, 2010 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each named executive officer listed in the Summary Compensation Table below; (iii) each director; and (iv) all directors and executive officers of Alexion as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares of Common Stock
FMR LLC
82 Devonshire Street
Boston, MA 02109(3)	13,099,940	14.79%
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202(4)	6,325,590	7.10%
Columbia Wanger Asset Management, L.P.
227 West Monroe Street
Chicago, IL 60606(5)	4,620,130	5.20%
Leonard Bell, M.D.(6)(17)	1,695,705	1.89%
Stephen P. Squinto, Ph.D.(7)(17)	188,637	*
Vikas Sinha, M.B.A., C.A.(8)(17)	325,494	*
Thomas I.H. Dubin, J.D.(9)(17)	310,630	*
Patrice Coissac(10)(17)	166,811	*
Max Link, Ph.D.(11)	182,873	*
William R. Keller	3,965	*
Joseph A. Madri, Ph.D., M.D.(12)	196,192	*
Larry L. Mathis(13)	96,103	*
R. Douglas Norby(14)	119,192	*
Alvin S. Parven(15)	78,103	*
Andreas Rummelt, Ph.D.	3,892	*
Ruedi E. Waeger, Ph. D.(16)	68,227	*
All directors and executive officers as a group (14 persons)(18)	3,606,139	4.03%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of all persons is 352 Knotter Drive, Cheshire, Connecticut 06410.
(2)	To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.
(3)	These figures are based upon information set forth in Schedule 13G filed February 16, 2010. FMR LLC has sole voting power with respect to 5,550 of the shares listed.
(4)	These figures are based upon information set forth in Schedule 13G filed February 12, 2010. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	These figures are based upon information set forth in Schedule 13G filed February 9, 2010. Columbia Wanger Asset Management, L.P. has sole voting power with respect to 4,471,200 of the shares listed.
(6)	Includes 829,894 shares of common stock that may be acquired upon the exercise of options that are exercisable within 60 days of March 17, 2010 and 600 shares, in the aggregate, held in the names of Dr. Bell’s three children. Excludes 180,000 shares held in trust for Dr. Bell’s children. Dr. Bell disclaims beneficial ownership of the 180,600 shares held in the names of his children and in the trust.
(7)	Includes 147,662 shares of common stock which may be acquired by Dr. Squinto upon the exercise of options that are exercisable within 60 days of March 17, 2010, and 5,838 shares, in aggregate, held in the names of Dr. Squinto’s three children. Dr. Squinto disclaims beneficial ownership of the shares held in the names of his children.
(8)	Includes 271,187 shares of common stock which may be acquired by Mr. Sinha upon the exercise of options that are exercisable within 60 days of March 17, 2010.
(9)	Includes 287,820 shares of common stock which may be acquired by Mr. Dubin upon the exercise of options that are exercisable within 60 days of March 17, 2010.
(10)	Includes 151,311 shares of common stock which may be acquired by Mr. Coissac upon the exercise of options that are exercisable within 60 days of March 17, 2010.
(11)	Includes 61,138 shares of common stock which may be acquired by Dr. Link upon the exercise of options that are exercisable within 60 days of March 17, 2010.
(12)	Includes 169,138 shares of common stock which may be acquired by Dr. Madri upon the exercise of options that are exercisable within 60 days of March 17, 2010.
(13)	Includes 92,138 shares of common stock which may be acquired by Mr. Mathis upon the exercise of options that are exercisable within 60 days of March 17, 2010.
(14)	Includes 104,138 shares of common stock which may be acquired by Mr. Norby upon the exercise of options that are exercisable within 60 days of March 17, 2010.
(15)	Includes 74,138 shares of common stock which may be acquired by Mr. Parven upon the exercise of options that are exercisable within 60 days of March 17, 2010.
(16)	Includes 51,138 shares of common stock which may be acquired by Dr. Waeger upon the exercise of options that are exercisable within 60 days of March 17, 2010.
(17)	Named executive officer under Item 402 of Regulation S-K.
(18)	Includes 2,390,017 shares of common stock which may be acquired by all directors and officers as a group upon the exercise of options that are exercisable within 60 days of March 17, 2010.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board is reducing the number of directors to eight upon Dr. Ruedi Waeger’s resignation and eight directors have been nominated for re-election at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. As previously announced, Dr. Waeger has elected not to stand for re-election and elected to resign from the Board of Directors at the Annual Meeting. In the event any of the nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board of Directors to replace the nominee. All nominees have consented to be named in the Proxy Statement and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 1—ELECTION OF DIRECTORS” TO BE IN THE BEST INTERESTS OF ALEXION AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” EACH NOMINEE.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Below please find information about the nominees for directors:

Nominees

Name	Age	Year First Became Director	Position
Leonard Bell, M.D.(5)	52	1992	Chief Executive Officer, Secretary, Treasurer, Director

Max Link, Ph.D.(1)(4)	69	1992	Chairman of the Board of Directors

William R. Keller(2)(3)	62	2009	Director

Joseph A. Madri, Ph.D., M.D.(2)(4)	63	1992	Director

Larry L. Mathis(1)(3)	66	2004	Director

R. Douglas Norby(1)(3)	74	1999	Director

Alvin S. Parven(2)(3)	69	1999	Director

Andreas Rummelt, Ph.D.(1)(4)	53	2010	Director

Director Not Continuing After Annual Meeting

Name	Age	Year First Became Director	Position
Ruedi E. Waeger, Ph.D.(2)(4)	66	2005	Director

(1)	Member of our Audit Committee of the Board of Directors.
(2)	Member of our Compensation Committee of the Board of Directors.
(3)	Member of our Nominating and Corporate Governance Committee of the Board of Directors.
(4)	Member of our Pharmaceutical Compliance and Quality Committee of the Board of Directors
(5)	Executive Officer, for purposes of Section 16 of the Securities Exchange Act of 1934.

Each director nominee, if re-elected, will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of the Board of Directors. Dr. Bell is a party to an employment agreement with us.

Leonard Bell, M.D. is the principal founder of Alexion, and has been a director of Alexion since February 1992 and the Company’s President and Chief Executive Officer, Secretary and Treasurer from January 1992, and Chief Executive Officer, Secretary and Treasurer since April 2002. From 1991 to 1992, Dr. Bell was an Assistant Professor of Medicine and Pathology and co-Director of the program in Vascular Biology at the Yale University School of Medicine. From 1990 to 1992, Dr. Bell was an attending physician at the Yale-New Haven Hospital and an Assistant Professor in the Department of Internal Medicine at the Yale University School of Medicine. Dr. Bell was a recipient of the Physician Scientist Award from the National Institutes of Health and Grant-in-Aid from the American Heart Association as well as various honors and awards from academic and professional organizations. His work has resulted in more than 20 scientific publications and 9 patent applications. Dr. Bell was also a director of The Medicines Company from May 2000 until April 2005. Dr. Bell received his A.B. from Brown University and M.D. from Yale University School of Medicine. Dr. Bell is currently an Adjunct Assistant Professor of Medicine and Pathology at the Yale University School of Medicine.

Max Link, Ph.D. has been the Chairman of our Board of Directors since December 2002 and a director of Alexion since April 1992. From March 2001 to September 2003, Dr. Link was Chairman of the Board and CEO of Centerpulse AG, a medical implant company. From May 1993 to June 1994, Dr. Link was Chief Executive Officer of Corange (Bermuda), the parent company of Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy Orthopedics. From 1992 to 1993, Dr. Link was Chairman of the Board of Sandoz Pharma, Ltd., a manufacturer of pharmaceutical products. From 1987 to 1992, Dr. Link was the Chief Executive Officer of Sandoz Pharma and a member of the Executive Board of Sandoz, Ltd., Basel. Prior to 1987, Dr. Link served in various capacities with the United States operations of Sandoz, including as President and Chief Executive Officer. Dr. Link is the chairman of the board of directors of Amedica Corporation, CytRx Corporation, and Celsion Corporation, and is also a director of Discovery Labs, Inc., each of which, with the exception of Amedica, is a publicly held pharmaceutical and/or life-science company. Dr. Link was also a director of Human Genome Sciences, Inc. from 1995 to 2008, PDL BioPharma Inc. from 1993 to 2007, and Cell Therapeutics, Inc. from 1995 to 2005. Dr. Link holds a Ph.D. in economics from University of St. Gallen (Switzerland).

William R. Keller has been a director of Alexion since December 2009. Mr. Keller is the founder of Keller Pharma Consultancy, a pharmaceutical consulting firm in China. He is also a senior consultant to the Shanghai Foreign Investment Development Board and the deputy general manager of Zhangjiang Biotech & Pharmaceutical Base Development Co., Ltd. From 2007 to September 2009, Mr. Keller was the chairman of HBM Biomed China Partners, a specialized venture capital organization dedicated exclusively to life sciences in China. From 1994 to 2003, Mr. Keller was the general manager of Roche China Ltd. and Shanghai Roche Pharmaceutical Ltd. From 1974 to 2003, Mr. Keller served in various positions at Roche Group in South America and Asia. Mr. Keller is the honorary president of the R&D-based Pharmaceutical Association in China, the vice chairman of the Shanghai Association of Foreign Investment Enterprises and holds directorships in Cathay Industrial Biotech Ltd., Shanghai Fosun Pharmaceutical Development Co. Ltd., TaiGen Biotechnology Co., Ltd., each of which are privately held, and China Nuokang Biopharmaceutical Inc., which is a NASDAQ listed company. Mr. Keller graduated from the School of Economics and Business Administration (Zurich) and is Honorary Citizen of Shanghai.

Joseph A. Madri, Ph.D., M.D. has been a director of Alexion since February 1992. Since 1980, Dr. Madri has been on the faculty of the Yale University School of Medicine and is currently a Professor of Pathology and Molecular, Cellular and Developmental Biology. Dr. Madri serves on the editorial boards of numerous scientific journals and he is the author of over 243 scientific publications. Dr. Madri works in the areas of regulation of angiogenesis, vascular cell-matrix interactions, cell-cell interactions, lymphocyte-endothelial cell interactions and endothelial and smooth muscle cell biology and neural stem biology, and has been awarded a Merit award from the National Institutes of Health. Dr. Madri received his B.S. and M.S. in Biology from St. John’s University and M.D. and Ph.D. in Biological Chemistry from Indiana University.

Larry L. Mathis has been a director of Alexion since March 2004. Since 1998, Mr. Mathis has served as an executive consultant with D. Petersen & Associates providing counsel to select clients on leadership, management, governance, and strategy. For the 27 years prior to joining D. Petersen & Associates, Mr. Mathis served in various capacities within The Methodist Hospital System, in Houston, Texas – an organization comprising 16 corporations and 37 hospital affiliates in the U.S. and abroad. From 1997 to 1998, Mr. Mathis served as a consultant to the Chairman of the Board of The Methodist Hospital System. Prior to that, he was President and Chief Executive Officer, as well as a member of the Board of Directors, from 1983 to 1997. Mr. Mathis is a director of Healthcare Trust of America, Inc., a real estate investment trust. Mr. Mathis received a Master’s degree in Health Administration from Washington University in St. Louis, and a Bachelor of Arts in Social Sciences from Pittsburg State University in Kansas.

R. Douglas Norby has been a director of Alexion since September 1999. Since July 2003 and until January 31, 2006, Mr. Norby has been Sr. Vice-President and Chief Financial Officer of Tessera, Inc., a provider of intellectual property for advanced semiconductor packaging. From March 2002 to February 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. From December 2000 to March 2002, Mr. Norby served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks. From 1996 until December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, and he has also served as a director of LSI Logic Corporation since 1993. From July 1993 until November 1996, he served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from July 1992 to September 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. From 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby is a director of STATS Chip PAC, Ltd., a semi-conductor company, NEXX Systems, Inc., a semiconductor manufacturing equipment company, InvenSense, Inc. a semiconductor company and MagnaChip Semiconductor LLC, a private semiconductor company. From 2007 to 2009, Mr. Norby also served as a director of Intellon Corporation. Mr. Norby received a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School.

Alvin S. Parven has been a director of Alexion since May 1999. Since 1997, Mr. Parven has been President of ASP Associates, a management and strategic consulting firm. From 1994 to 1997, Mr. Parven was Vice President at Aetna Business Consulting, reporting to the Office of the Chairman of Aetna. From 1987 to 1994, Mr. Parven was Vice President, Operations at Aetna Health Plans. Prior to 1987, he served in various capacities at Aetna including Vice President, Pension Services from 1983 to 1987. Mr. Parven is chairman of the General Employees Retirement Board of the Town of Palm Beach. Mr. Parven received his B.A. from Northeastern University.

Andreas Rummelt, Ph.D. has been a director of Alexion since February 2010. He was most recently Group Head of Quality Assurance and Technical Operations at Novartis, a position he held from December 2008 until January 2010. Dr. Rummelt had been a member of the Executive Committee of Novartis from January 2006 until his resignation in January 2010. He joined Sandoz Pharma Ltd. in 1985 and held various positions of increasing responsibility in development. In 1994, he was appointed Head of Worldwide Technical Research and Development, a position he retained following the merger that created Novartis in 1996. From 1999 to 2004, Dr. Rummelt served as Head of Technical Operations of the Novartis Pharmaceuticals Division and from 2004 to 2008 as Head of Sandoz. Dr. Rummelt graduated with a Ph.D. in pharmaceutical sciences from the University of Erlangen-Nuernberg, Germany.

Ruedi E. Waeger, Ph.D. has been a director of Alexion since March 2005. Dr. Waeger has spent the past 30 years in the pharmaceutical and therapeutic protein industry. Most recently, he was President and Chief Executive Officer of Aventis Behring L.L.C., a global plasma therapeutics product business which was acquired by CSL Ltd in 2004 to form CSL Behring. While at Aventis Behring, Dr. Waeger played a key role in guiding the company as it refined its product pipeline and extensive manufacturing facilities. Dr. Waeger became the head of Aventis Behring following the merger of the owners of Centeon L.L.C., a leader in plasma proteins, where Dr. Waeger was Chief Executive Officer. Prior thereto, Dr. Waeger was President and Chief Executive Officer of ZLB Central Laboratories, Blood Transfusion Service of Swiss Red Cross, and before that spent more than 20 years at Sandoz Ltd., where he had consecutive worldwide responsibilities for Strategic Research and Development Planning, Human Resource Management, and Marketing, including responsibility for three global product launches. Dr. Waeger currently sits on the Board of Talecris Biotherapeutics, Inc., a publicly held biopharmaceutical company. From 1995 until 2006, Dr. Waeger also served as a director of Guidant Corporation. He earned a Ph.D. in Biochemistry from the Swiss Federal Institute of Technology.

During the year ended December 31, 2009, the Board of Directors held 7 meetings. During the period, each incumbent director attended, either in person or via teleconference, all of the meetings of the Board of Directors and all committees of the Board of Directors on which he served. It is our policy that members of the Board of Directors should attend and be present at the Annual Meeting of Stockholders. Seven members of the Board of Directors then constituting the entire Board attended the 2009 Annual Meeting of Stockholders. Mr. David Keiser did not stand for re-election and retired from the Board immediately prior to the Annual Meeting and did not attend.

The Board of Directors has determined that eight of its nine members (Drs. Link, Madri, Rummelt and Waeger, and Messrs. Keller, Mathis, Norby, and Parven) are “independent directors” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. Dr. Waeger will not stand for re-election at the 2010 Annual Meeting of Stockholders. During all but two of the regularly scheduled meetings in fiscal year 2009, the Board of Directors met in executive session where only the independent directors were present without any members of Alexion’s management.

Neither us nor any of our subsidiaries are party to any material proceedings to which any of our directors, officers, affiliates, 5% or more stockholders, or any of their respective associates are a party. We do not believe that any of our directors, officers, affiliates, 5% or more stockholders, or any of their respective associates are adverse to us or any of our subsidiaries or have a material interest that is adverse to us or any of our subsidiaries.

Audit Committee

In February 1993, the Board established a separately designated standing Audit Committee to review the internal accounting procedures of Alexion, consult with our independent registered public accounting firm and review the services provided by the independent registered public accounting firm. The Audit Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee charter is available on the Company’s website at—http://files.shareholder.com/downloads/ALXN/729751670x0x310908/d6794e0d-0a65-4b3a-97f2-51e08eb010c7/AUDIT_COMMITTEE_CHARTER.pdf. Dr. Link, Mr. Mathis, Mr. Norby and Dr. Rummelt are the current members of the Audit Committee. Mr. Norby serves as chairman. The Board of Directors has determined that each member of the Audit Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. Our Board of Directors has also determined that Mr. Norby is an “audit committee financial expert” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During the year ended December 31, 2009 the Audit Committee held 7 meetings.

Compensation Committee

In February 1993, the Board of Directors established a Compensation Committee. The Compensation Committee reviews compensation practices, determines and approves compensation of the chief executive officer and all other executive officers, and administers our non-formula equity compensation and incentive plans. The Compensation Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors. A copy of the Compensation Committee charter is available on the Company’s website at—http://files.shareholder.com/downloads/ALXN/729751670x0x310915/74b62adc-4390-4f7b-b5c2-a2edd2fc46f4/comp_comm_charter.pdf. Mr. Keller, Dr. Madri, Mr. Parven and Dr. Waeger are the current members of the Compensation Committee. Mr. Parven serves as chairman. Upon Dr. Waeger’s resignation from the Board at the 2010 Annual Meeting, Dr. Waeger will no longer serve as a member of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During the year ended December 31, 2009, the Compensation Committee held 5 meetings.

In 2009, the Compensation Committee retained Hewitt Associates LLC, or Hewitt, a global consultancy specializing in compensation, benefits and other human resources issues, to assess trends and developments in officer and director compensation practices and to compare the Company’s practices against them. The Compensation Committee uses the analysis prepared by the consultant as part of its periodic review of Alexion’s officer and director compensation practices. At no time during 2009 or at any other time did the committee direct Hewitt to perform services in any particular manner or under any particular method. The committee has the final authority to hire and terminate the consultant, and the committee evaluates the consultant annually. During 2009, Hewitt did not provide any consulting advice to Alexion outside the scope of executive compensation.

Pharmaceutical Compliance and Quality Committee

In December 2004, the Board established a Compliance and Quality Committee. In December 2009, the Committee changed its name to the Pharmaceutical Compliance and Quality Committee. The Pharmaceutical Compliance and Quality Committee provides leadership and guidance to Alexion on aspects of pharmaceutical compliance and regulatory matters, except where those matters involve financial controls or the financial audit function. Drs. Link, Madri, Rummelt and Waeger are the current members of the Pharmaceutical Compliance and Quality Committee. Dr. Waeger is the current chairman. Dr. Rummelt will replace Dr. Waeger as chairman upon Dr. Waeger’s resignation from the Board at the 2010 Annual Meeting. The Board of Directors has determined that each member of the Pharmacutical Compliance and Quality Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards. During the year ended December 31, 2009, the Pharmaceutical Compliance and Quality Committee held 4 meetings.

Nominating and Governance Committee

In June 2003, the Board of Directors established the Nominating and Governance Committee to provide leadership and guidance to Alexion, review and recommend new directors to the Board of Directors, establish the necessary Board committees to provide oversight to Alexion, and make recommendations regarding committee membership. The Nominating and Governance Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Nominating and Governance Committee Charter is posted on Alexion’s website at— http://files.shareholder.com/ downloads/ALXN/729751670x0x311136/a35d8aa8-6797-4be1-a369- 53bc9bcfc572/Nominating_GovernanceCommitteeCharter.pdf. Messrs. Keller, Mathis, Norby and Parven are the

current members of the Nominating and Governance Committee. Mr. Mathis serves as chairman. The Board of Directors has determined that each member is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards. During the year ended December 31, 2009, the Nominating and Governance Committee held 4 meetings.

CORPORATE GOVERNANCE

Process for Selecting Nominees and Stockholder Nominations

It is the policy of the Nominating and Governance Committee to consider candidates for Board membership recommended by Nominating and Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. In December 2009, we retained a consulting firm to assist in the search process for a director. The firm is entitled to a flat fee for its services. None of the nominees for election at the 2010 Annual Meeting of Stockholders were identified by the search firm. As a stockholder, you may recommend a person for consideration as a nominee for director by writing to the Nominating and Governance Committee of the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attention: Senior Vice President and Chief Legal Officer. Recommendations must be received by December 15, 2010 to be considered for the 2011 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our common stock beneficially owned by the recommending stockholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Governance Committee in evaluating the recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination. The evaluation process for nominees recommended by stockholders is the same as for candidates recommended by any other source.

Board Diversity

We recognize that a diverse board enhances the overall effectiveness of the Board by ensuring that different perspectives, skills and experiences are presented to directors and to management. In accordance with its charter, the Nominating and Governance Committee is responsible for advising the Board on diversity, including gender, ethnic background, country of citizenship and professional experience, and recommending, as necessary, measures that contribute to a Board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. The committee reviews Board composition on an annual basis to ensure that the Board reflects the knowledge, experience, skills, expertise and diversity required for the Board to fulfill its duties. The Board defines diversity broadly and does not limit its assessment to gender, race or ethnic diversity. The committee expects to assess the effectiveness of its diversity policy at least once each year at the time it evaluates Board composition.

Director Qualifications

The Board seeks independent directors who represent a range of viewpoints, backgrounds, skills, experience and expertise. Board members should possess the attributes necessary to be an effective director, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Alexion and its stockholders. In evaluating candidates, the Nominating and Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.

The Alexion directors possess the individual attributes described above and represent a desirable range of viewpoints, backgrounds, skills, experience and expertise. Below is a description of certain specific experiences, qualifications, attributes and skills of our directors that led the Board to conclude that he should serve as a director.

Max Link, Ph.D.

Dr. Link is Alexion’s current Chairman and his continued service in this leadership role is important to the Board. He has more than thirty years of executive management experience in the pharmaceutical industry, including as chief executive officer of multiple multinational pharmaceutical companies, and has extensive experience in international business operations and financial matters. Dr. Link also has extensive experience serving on the boards of international pharmaceutical and healthcare companies, both public and private, and we value his corporate governance experience resulting from his service on public company boards.

Leonard Bell, M.D.

Dr. Bell is Alexion’s CEO and principal founder of the Company. Having led Alexion since inception, he has intimate knowledge of the Company and a broad view of the short and long term business and operations. He is a physician and scientist with extensive knowledge of Alexion’s research, development and commercialization efforts. Dr. Bell is currently the only management representative serving on the Board and provides the Board with increased understanding of Alexion’s day to day operations.

William R. Keller

Mr. Keller lives and works in China and possesses extensive working knowledge and experience of the pharmaceutical industry in China. He has more than thirty years of executive management experience in the pharmaceutical industry, including as a chief executive officer in China, and he led the Latin American expansion and operations for a major pharmaceutical company in markets where Alexion is currently focused.

Joseph A. Madri, Ph.D., M.D.

Dr. Madri has had a long and distinguished career as a faculty member of Yale University, where he is currently a professor of pathology, and molecular, cellular and developmental biology. He is the only current director who spent his entire career in research and academia. Dr. Madri’s extensive experience enables him to provide a different perspective from other directors with respect to Alexion’s scientific, research and development activities.

Larry L. Mathis

Mr. Mathis’ 27 years of service within one of the country’s leading hospital systems provides the Board with a valued perspective of the healthcare industry, hospital administration and leadership. He possesses more than twenty five years of executive management experience, including fourteen as chief executive officer of a complex, geographically diverse hospital organization, where he acquired extensive experience managing governance and compliance issues relevant to the healthcare industry.

R. Douglas Norby

Mr. Norby has extensive experience in financial and accounting matters, including public accounting and reporting. During his forty year career, he served in executive management positions at several multinational organizations, including as president, chief operating officer and chief financial officer, and he has extensive experience in financial and accounting reporting processes and internal control systems. His experience serving on public company boards also provides valued perspective on matters of corporate governance and financial matters.

Alvin S. Parven

Mr. Parven served for more than thirty years in executive management positions at a multinational insurance company. He has extensive experience in managing developed organizations that provide specialized and technical services, particularly in the areas of health insurance and benefits. He possesses extensive experience in provider operations, which brings an important perspective to the Board and to management on matters of reimbursement.

Andreas Rummelt, Ph.D.

Dr. Rummelt has spent most of his career in the areas of manufacturing, quality and technical matters, which provides an important perspective to the Board and to management as Alexion develops its own manufacturing operations and facility. He served more than twenty years in executive management positions in the pharmaceutical industry, including as a chief executive officer and most recently as a senior executive of a large, multinational pharmaceutical company. Dr. Rummelt possesses a broad understanding of international business operations, particularly with respect to manufacturing, quality and technical matters.

Ruedi E. Waeger, Ph.D.

Dr. Waeger has more than thirty years of experience in the pharmaceutical and therapeutic protein industry, with particular focus on marketing, research and development, human resources and quality matters, and more than twenty years in executive management positions, including as chief executive officer. He has extensive experience in international business operations, including international regulatory and manufacturing challenges, which has provided an important perspective to the Board and to management as Alexion initiated and developed its own manufacturing operations and facility.

Board Leadership Structure

Since its founding in 1992, Alexion has separated the positions of Chairman and CEO, and the Board believes that separating the roles continues to be the most appropriate structure for Alexion. The Board believes that an independent chairman enables the Board to more effectively and objectively monitor the performance of the Company, the CEO and management. By separating the positions, the Board believes that Dr. Bell may devote his attention to the Company’s global operations and strategy while Dr. Link can take responsibility for leading the Board.

Board’s Role in Risk Oversight

The Board is responsible for overseeing Alexion’s risk management processes. The full Board performs a periodic risk assessment with management to review the primary risks facing the Company and to manage the activities of the Company in identifying and mitigating such risks. Management identifies risks in multiple areas, including compliance, financial, strategic, political and operational risks, and the Board reviews together with management. The Board recognizes that Alexion is subject to both internal and external risks, within and outside its control, and that management and the Board should regularly seek to identify those risks and mitigate to the extent possible. As part of the risk management process and consistent with its standing oversight role, each Board committee considers the risks within its areas of responsibility and assists the Board in its oversight of the risk management process.

In reviewing the Company’s compensation programs, the Company has reviewed whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not create such risks as presently constituted.

Stockholder Communications with the Board of Directors

Our Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board, or any particular director, should address such communications to the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attention: Thomas I.H. Dubin, Esq., Senior Vice President and Chief Legal Officer. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of Alexion common stock beneficially owned by the stockholder.

Our Chief Legal Officer will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the Chief Legal Officer considers appropriate. Each stockholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the Chief Legal Officer considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications. The Board will give appropriate attention to written communications on such issues and will respond as appropriate.

Code of Ethics

We adopted the Alexion Pharmaceuticals, Inc. Code of Conduct, or code of ethics, that applies to directors, officers and employees of Alexion and its subsidiaries and complies with the requirements of Item 406 of Regulation S-K and the listing standards of the NASDAQ Global Market. Our code of ethics is located on our website (http://ir.alexionpharm.com/governance.cfm). We amended the code of ethics in September 2009 and any future amendments or waivers to our code of ethics will be promptly disclosed on our website and as required by applicable laws, rules and regulations of the Securities and Exchange Commission and NASDAQ.

Corporate Governance Guidelines

The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Board has adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in the Company’s organization or business environment. The Board reviews the guidelines on an annual basis and if necessary, may modify the guidelines to reflect current good governance practices and policies. Alexion’s Corporate Governance Guidelines are located on our website at http://files.shareholder.com/downloads/ALXN/729751670x0x311960/ba922235-2cbb-4d85-9d1a-ebd44ac4eccd/CorporateGovernanceGuidelines.pdf.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2009 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, other than the Form 4 filed by Mr. Keller relating to the inaugural grant of equity awards upon his appointment to the Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Alvin S. Parven, Chairman

William R. Keller

Joseph A. Madri, Ph.D., M.D.

Ruedi E. Waeger, Ph.D.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of 2009 compensation for Alexion’s executive officers identified in the Summary Compensation Table (the named executive officers), which includes (i) base salary for the 2009 fiscal year, (ii) annual cash incentive bonus with respect to 2009 performance, which was paid in February 2010, and (iii) long-term equity-incentive awards granted in January 2009.

Alexion’s named executive officers for 2009 were: Dr. Leonard Bell, M.D., Chief Executive Officer; Dr. Stephen P. Squinto, Ph.D., Executive Vice President, Research and Development; Vikas Sinha, Senior Vice President and Chief Financial Officer; Patrice Coissac, Senior Vice President, President of Alexion Pharma International Sàrl; and Thomas I.H. Dubin, Senior Vice President and Chief Legal Officer.

Executive Compensation Philosophy

The Compensation Committee approves compensation programs based on certain compensation philosophies, including the following

•

Pay for performance. Compensation programs must reward performance, including achievement of corporate and individual performance objectives. Compensation for employees with senior leadership responsibilities, particularly Dr. Bell, Alexion’s CEO, should be closely linked to corporate performance and stockholder value. Compensation programs should deliver higher compensation when corporate and individual performance exceeds expectations or performance objectives, and when objectives are aligned with significant success. If corporate or individual performance is short of expectations, or if objectives are not achieved, our compensation programs should deliver lower compensation.

•

Attract, retain and motivate. Compensation programs should be competitive to help Alexion attract, retain and motivate highly talented individuals with necessary skills and demonstrated abilities who will contribute to the success of the Company by executing Alexion’s short- and long-term strategic plan.

•

Competitive with peer group. Executive compensation should be considered in comparison with compensation paid by market peers to ensure that Alexion is competitive with the pay of other companies who compete with us for talent.

•

Balanced combination of compensation elements. Compensation programs should include the appropriate balance of cash and equity incentives to reward short-term and long-term performance. Each element of compensation should be utilized in a manner that drives certain behavior, recognizing that different elements may be effectively used to drive different behavior. For example, long-term equity-based incentive awards are utilized to align interests more closely with stockholders through equity ownership while annual cash incentives may be used to motivate individuals to achieve short-term objectives.

•

Fair and consistent. The overall structure of the Company’s compensation programs should be similar across the global organization, taking into account grade-level, geography and local considerations, and should drive reward opportunities for all employees based on responsibilities and performance.

The primary objective of Alexion’s executive compensation policy is to attract, retain and motivate the key executives necessary for Alexion’s short- and long-term success. The focus is to tie short- and long-term cash and equity incentives to performance, including the achievement of measurable corporate and individual objectives, and to align executives’ incentives with stockholder value creation. The Compensation Committee implements its compensation programs in a manner that ties a substantial portion of executives’ overall compensation to Alexion’s performance. No executive is guaranteed a cash or equity incentive award and such incentives are determined at levels that the committee believes drives performance.

Role of the Compensation Committee

Our executive compensation policy is set by the Compensation Committee and the committee approves the compensation of our executive officers, including the named executive officers. Our executive compensation policy is designed to align total executive compensation with the objectives of our compensation philosophy. The committee regularly reassesses and reviews our compensation policy and programs.

The Compensation Committee retains significant discretion in determining executive compensation. Decisions are not based on any rigid mathematical formula but rather multiple factors, including the individual’s total compensation compared to individuals in similar positions at a peer group of companies, the Company’s performance, the committee’s assessment of the individual’s contribution to the Company, and other individual accomplishments. The Compensation Committee also takes into account the individual’s contributions in resolving unanticipated matters, general economic conditions, and any other factors the committee deems relevant. Per its charter, the Compensation Committee may form subcommittees and delegate authority to any subcommittee or other administrator, as appropriate.

Role of Executives in 2009 Compensation Decisions

It is Alexion’s policy that no named executive officer participates or makes recommendations regarding his or her own compensation.

A small number of executives generally attend Compensation Committee meetings, including the Company’s CEO, CFO, Chief Legal Officer, and VP Human Resources. All independent directors who are not members of the committee are also invited to attend, and typically do attend, committee meetings. Executive sessions of the Compensation Committee are conducted without the presence of Company executives.

The CEO, with limited staff and management support, works with our compensation consultant and the Compensation Committee to determine total compensation recommendations for our named executive officers other than the CEO. In considering his recommendations for 2009 compensation, Dr. Bell placed significant weight on (i) the Company’s performance, (ii) the individual’s performance, and (iii) the market data and peer group analysis prepared by the compensation consultant (see also discussion below under Peer Group Analysis). The recommendations are submitted to the Compensation Committee for review, discussion, modification and approval.

The Compensation Committee is responsible for evaluating and determining CEO compensation and works directly with the compensation consultant, with limited support from Company staff and without input from the CEO. In determining 2009 compensation for Dr. Bell, the committee placed significant weight on (i) the Company’s performance, (ii) Dr. Bell’s performance, which is closely aligned with the Company’s performance, and (iii) the market data and peer group analysis prepared by the compensation consultant (see also discussion below under Peer Group Analysis).

Compensation Consultant

Other than annual cash incentive awards with respect to 2009 performance, which were paid in 2010, 2009 compensation for the named executive officers was evaluated and reviewed during the fourth quarter of 2008 and approved in January 2009. To assist the Compensation Committee in its efforts to review 2009 compensation, the committee sought advice from Hewitt Associates LLC.

During the fourth quarter of each fiscal year, the compensation consultant provides an independent competitive compensation review to the committee. In December 2008, Hewitt found that cash compensation for Alexion’s named executives as a group was significantly below the market median while long-term equity incentive awards were in the third quartile (between the median and 75th percentile). The Compensation Committee considered the 2008 peer group information for each executive officer and for the executives as a group when establishing 2009 base salaries and long-term equity-based incentive awards, which were approved in January 2009. In December 2009, Hewitt found that 2009 cash compensation for Alexion’s named executive officers as a group was near the market median, while long-term equity incentive awards were in the third quartile, and the committee considered the 2009 peer group information for each executive officer and for the executives as a group in determining annual cash incentives with respect to 2009 performance, which were approved in January 2010.

The committee directs the compensation consultant to analyze trends and developments in executive compensation practices and to conduct a competitive review of compensation levels for Alexion’s executives, including the named executive officers.

Components of Compensation—General

The components of executive compensation we pay include the following:

•	base salary;

•	annual cash incentives, or cash bonuses; and

•	long-term equity-based incentives.

The Compensation Committee believes that each component of compensation should be utilized in a manner that drives certain conduct, recognizing that different components may be effectively used to drive different conduct. The committee believes that base salary should provide a secure, fixed amount of compensation to attract and retain highly talented individuals, while the second cash element of compensation, annual cash incentives, may be a tool to motivate executives to achieve short-term (annual) success. Meanwhile, long-term equity-based incentives should more closely align the interests of our executives with those of our stockholders.

In making compensation determinations, the Compensation Committee considers each component of compensation in relation to the total amount of compensation paid and whether the compensation package as a whole adequately compensates each executive for Alexion’s performance during the past year and each executive’s contribution to such performance. The committee considers market and other data to ensure that executive compensation remains competitive.

In consideration of the Company’s strong performance in each of 2008 and 2009, the committee generally considered an executive’s 2009 total compensation to be appropriate if total compensation for such individual was at or near the median of the peer group, even if certain components were below or above such median. Generally, 2009 base salary and target annual cash incentive for each named executive was at or near the median, while long-term equity awards were between the market median and the 75th percentile.

We discuss each component of our compensation program in more detail below, including the rationale for 2009 compensation decisions.

Peer Group Analysis

Hewitt advised the committee in December of 2008 in its determination of base salaries and long-term equity-based incentive awards for 2009 as well as setting targets for annual cash incentive awards for 2009 for our executives, including the named executive officers. Hewitt assisted the Compensation Committee by providing comparative market data for 2008 programs and practices based on an analysis of executive compensation at the peer group companies identified below. The peer group used to determine 2009 base salaries, long-term equity-based incentive awards and targets for annual incentive awards included the following companies:

Alkermes, Inc.	Isis Pharmaceuticals, Inc.	United Therapeutics Corporation

Amylin Pharmaceuticals, Inc.	Medicis Pharmaceutical Corporation	Valeant Pharmaceuticals International

Celgene Corporation	OSI Pharmaceuticals, Inc.	Vertex Pharmaceuticals, Inc.

Cephalon, Inc.	Perrigo Company	Viopharma Inc.

Cubist Pharmaceuticals, Inc.	Regeneron Pharmaceuticals, Inc.	Warner Chilcott Ltd.

Genzyme Corporation	Sepracor Inc.

The Compensation Committee, together with its compensation consultant, reviews the peer group on an annual basis. The Compensation Committee approves the peer group based on its evaluation of financial and other metrics, including market capitalization, revenue and employee count. All of the companies in the peer group are commercial companies with reported revenues. Eight of the seventeen companies recorded revenues greater than $500 million during the evaluation period and median revenues for the peer group was approximately $465 million. In consultation with Alexion, Hewitt assumed Alexion revenues of $300 million for the same period based on the Company’s run rate at the time of analysis, which represented approximately 64% of the median. The median market capitalization for the peer group was approximately $2.4 billion and Alexion’s market capitalization exceeded the median, approximately $3.05 billion. Hewitt collected its data from peer group proxy statements and from the 2008 Radford Global Life Sciences Survey. We believe that this group of companies provided us with appropriate compensation benchmarks because of comparable metrics and importantly, because these companies tend to compete with us for executives and other employees.

Compensation information from the peer group above was considered by the committee to determine 2009 base salaries and long-term equity-based incentive awards, which were decided in January 2009. The decision regarding an executive’s annual cash incentive for 2009 performance was made in January 2010 at the same time the committee determined 2010 base salaries and 2010 long-term equity-based incentive awards. The committee considered information from a similar, but updated, peer group and for a different period when deciding an executive’s 2009 annual cash incentive, which is more fully explained below under Annual Incentive Bonuses.

Based on the market data provided by Hewitt, the Compensation Committee approved a pay-for-performance compensation approach, emphasizing incentive compensation over base-salary. The committee determined that while 2009 executive compensation should achieve a total compensation package at or greater than the 50th percentile of the companies represented in the peer group, individual compensation decisions for 2009 should generally seek to achieve total cash compensation at or near the 50th percentile of the peer group and long-term equity-based incentive awards closer to the 75th percentile.

The Compensation Committee retains significant discretion in determining executive compensation and retains the flexibility to pay above or below the 50th percentile based upon individual and corporate performance and any other factors it deems relevant.

2009 Compensation Components

As a baseline for awarding compensation and prior to making annual executive compensation decisions, the Compensation Committee evaluates the Company’s performance for the prior year by assessing if, and the extent to which, the Company achieved or failed to achieve the corporate goals approved by the Compensation Committee and the Board of Directors. The committee conducted this exercise in January of 2009 and it was determined that the Company’s 2008 performance exceeded the approved corporate goals. In 2008, the Company achieved several significant milestones and 2008 marked the first full calendar year of commercialization. Specifically, Alexion initiated the marketing authorization process in several countries for Soliris® (eculizumab); the Company initiated clinical activity on 5 new indications for eculizumab; the Company initiated clinical development of its product candidate samalizumab for Chronic Lymphocytic Leukemia; and simultaneously limited operating expenses to less than budget and achieved a pre-tax profit for the full year. Further, Alexion’s net product sales of Soliris during the first full year of commercialization, the year ended December 31, 2008, was $259 million.

The committee also considered that Alexion’s one-year total shareholder return exceeded the 75th percentile of the peer group, and more importantly, its three-year total shareholder return was higher than all other companies in the peer group, at the 100th percentile. The committee considered this achievement particularly important when evaluating 2009 compensation for the named executive officers.

The Compensation Committee places significant emphasis on the annual benchmarking exercise and the comparative market data. The committee uses the market information to ensure that compensation for executives is at least competitive with the peer group. The information also provides a framework for the committee in evaluating and awarding compensation in circumstances of superior performance. Hewitt provides peer group data for each Alexion executive by matching the Alexion executive with executives in the peer group with similar titles and similar job responsibilities. During the fourth quarter of 2008 and in connection with the announcement of the retirement of Alexion’s president and COO, each of the named executive officers assumed significant additional responsibility, including expanded operational responsibility for global activities. The committee recognizes that differences exist between the duties of Alexion’s executives (other than the CEO) and those matched at the peer group of companies and took these differences into consideration when evaluating 2009 compensation decisions.

In January of 2009, the committee approved 2009 base salaries, annual cash incentive targets and long-term equity-incentive awards. In approving and awarding these components of compensation, the committee determined that the Company exceeded its corporate goals, had a strong performance in 2008, and that the committee should seek to achieve total compensation for each executive between the 50th and 75 th percentile of the peer group.

Actual annual cash incentives for 2009 were approved in January 2010 and are discussed in more detail below.

Base Salary

Base salary represents a secure, fixed component of an executive’s compensation. Alexion’s philosophy regarding base salaries continues to be conservative. The Company seeks to maintain salaries at approximately competitive industry average and at approximately the 50th percentile of the peer group. Determinations of base salary levels for our executives are established based on the position, the scope of responsibilities, and the prior relevant background, training and experience of each individual. Importantly, base salaries take into account an annual review of marketplace competitiveness with the peer group. We believe that base salaries for our executives are competitive in the industry and that the Company’s base salary levels have contributed to our ability to successfully attract and retain highly talented executives.

In determining 2009 base salary, the Compensation Committee relied on the market comparisons provided by its compensation consultant, Hewitt. As with each other component of compensation, an executive’s base salary is evaluated together with other components of the executive’s compensation in the aggregate to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

On an individual basis, 2009 annual increases in base salary reflect marketplace competitiveness levels, the industry’s annual competitive pay practices, an individual’s contributions to Alexion’s overall performance, and length of service. Utilizing the peer group data, 2008 base salary of all positions for which there was available and adequate data was evaluated and compared to Alexion’s base salaries during 2008. Dr. Bell’s 2008 base salary was determined to be 79% of the 50th percentile among CEOs of the peer group, or below the market median. Overall, 2008 base salary for Alexion’s named executive officers was determined to be significantly below the 50th percentile among similar positions within the peer group.

In setting base salaries for 2009, the Compensation Committee determined that base salaries for the named executive officers should be within an acceptable market median range (+/-10% of the median). In January 2009, the Compensation Committee approved increases of 20% for Dr. Leonard Bell, Alexion’s CEO, and 19%, 18%, 22% and 14%, for each of Dr. Stephen P. Squinto, Executive Vice President and Head of Research and Development, Mr. Vikas Sinha, Senior Vice President and Chief Financial Officer, Mr. Thomas I.H. Dubin, Senior Vice President and Chief Legal Officer, and Mr. Patrice Coissac, Senior Vice President and President, Alexion Pharma International Sàrl, respectively. The Compensation Committee recognized that Alexion base salaries for its executives were below the market median, particularly for Dr. Bell, and increased salaries in consideration of the peer group data. The committee believed that a one-time market adjustment to Dr. Bell’s salary was appropriate to bring his cash compensation within the median. The Board of Directors noted Dr. Bell’s significant contributions to the Company’s success in 2008 and considered such contributions when approving his base salary. The committee also recognized Mr. Dubin’s leadership in contributing to the long-term value of the Company through resolving three intellectual property matters in 2008, and considered such results when approving his base salary.

Annual Incentives Bonuses

Annual cash incentive bonuses are designed to reward annual achievements and to be commensurate with each executive officers’ scope of responsibilities, demonstrated leadership, management abilities and effectiveness in their respective roles. The Company seeks to award annual incentive bonuses at approximately competitive industry averages and at approximately the 50th percentile of the peer group. Annual incentive bonuses are also intended to retain executives, to motivate executives to achieve short-term (annual) success, and to reward, in the short-term, significant contributions to the success of the Company. While Alexion’s policy is to base a significant portion of its senior executives’ cash compensation on annual incentive bonuses, no senior executive of Alexion is guaranteed an annual incentive bonus. The Compensation Committee in its discretion may also increase or decrease an executive’s bonus payment based on an executive’s individual performance during a given year.

Payment of the annual incentive bonus first involves the approval of the executive’s target (a percentage of base salary), and second, a determination of the actual amount of the annual incentive bonus to be paid based on the Company’s and the individual’s performance during the year, as well as other factors considered by the committee.

In January 2009, the Compensation Committee approved the annual cash incentive bonus targets for its executives, including the named executive officers. The committee believed that targets should be set in a manner consistent with the Company’s compensation philosophy of paying for performance, and maintaining competitive compensation arrangements in order to retain and motivate highly talented individuals. The committee set targets at approximately the median of the peer group.

In January 2009, the committee established the following annual incentive bonus targets as a percentage of base salary for 2009: 100% for Dr. Bell, and 60% for each of Dr. Squinto, Mr. Sinha, Mr. Dubin and Mr. Coissac.

Actual annual cash incentive bonuses for 2009 were approved in January 2010 and paid in February 2010. Hewitt advised the committee with respect to 2009 executive compensation matters, including payment of each executive’s 2009 annual incentive bonus.

At the end of 2009, the committee, together with Hewitt, reviewed the peer group that had been selected in the beginning of the year in order to determine base salaries, long-term equity-based incentive awards and to set annual cash incentive targets, and modified the group based on, as explained above under Peer Group Analysis, its evaluation of financial and other metrics, including market capitalization, revenue and employee count. All of the companies in the newly selected peer group are commercial companies with reported revenues. Five of the fourteen companies recorded revenues greater than $500 million and four companies recorded revenues less than $250 million during the year ended December 31, 2008. Median revenues for the peer group was approximately $362 million. Alexion’s product revenues for the same period was $259 million. The median market capitalization for the peer group at the time of measurement was approximately $1.7 billion, compared to Alexion’s market capitalization of approximately $3.9 billion. Hewitt collected its data from peer group proxy statements and from the 2009 Radford Global Life Sciences Survey.

The peer group utilized by the committee and provided in consultation with Hewitt to assist in the determination of 2009 annual incentive bonuses included the following companies:

Abraxis BioScience, Inc.	Cubist Pharmaceuticals, Inc.	OSI Pharmaceuticals, Inc.

Amylin Pharmaceuticals, Inc.	Enzon Pharmaceuticals, Inc.	Regeneron Pharmaceuticals, Inc.

BioMarin Pharmaceuticals, Inc.	Genzyme Corporation	United Therapeutics Corporation

Celgene Corporation	Isis Pharmaceuticals, Inc.	ViroPharma Incorporated

Cephalon, Inc.	Medicis Pharmaceutical Corporation

The awards of annual incentive bonuses are not based on a rigid mathematical formula. Rather, the Compensation Committee retains significant discretion in determining incentive bonuses based on many factors, including the individual’s target, the committee’s assessment of the Company’s performance and the individual’s contribution to the Company, the individual’s total compensation compared to individuals in similar positions at the peer group of companies, and other individual accomplishments. The Compensation Committee also takes into account the individual’s contributions in resolving unanticipated matters, general economic conditions, and any other factors the Compensation Committee deems relevant.

One element of the Compensation Committee’s evaluation of performance is a review of the achievement of the pre-determined annual corporate goals. The goals are intended to focus management’s priorities in the operation of the Company but it is not intended to be the only element in the committee’s determination of incentive bonuses. Accordingly, the compensation of each executive officer is based in part on the objective assessment of the achievement of corporate goals and in part on the subjective assessment of factors the Compensation Committee determines to consider at the end of each year with respect to the contribution of each executive to the business of the Company.

At the beginning of each calendar year, the Compensation Committee establishes annual corporate performance goals. Corporate goals are proposed by management, reviewed and approved by the committee and also approved by the Board of Directors on an annual basis. The committee considers and assigns a relative weight to appropriately focus efforts on corporate goals that are intended to enhance stockholder value. In January 2010, prior to approving 2009 incentive bonuses, the committee evaluated the Company’s 2009 performance by assessing if, and the extent to which, the Company achieved or failed to achieve the corporate goals approved by the Board of Directors for 2009. The committee conducted this exercise in January of 2010 and it was determined that the Company’s 2009 performance exceeded the approved corporate goals.

	Corporate Goal	Relative Weight	2009 Achievement
(1)	Specific global revenue targets; specific targets for the number of patients treated with Soliris worldwide; targets for global expansion of commercial sales of Soliris in specific number of countries; initiate market authorization process in a specific large market plus a specific number of other countries.	50	115%

(2)	Complete at least two aHUS clinical trials and initiate multiple additional trials; initiate clinical development of samalizumab in multiple myeloma and complete dosing for chronic lymphocytic leukemia.	20	95%

(3)	Complete validation of Rhode Island manufacturing facility, submit and obtain EU and US approval; implement global supply chain and complete development to support clinical trials.	10	85%

(4)	Implement consistent regional organization across global businesses; establish governmental affairs function; execute staff excellence initiative program; and complete organizational development, talent development and succession planning.	10	135%

(5)	Limit operating expenses to a budgeted target and achieve a target pre-tax profit.	10	135%

	Totals:	100	110%

In order to better focus the Company’s priorities, corporate goals are typically set by the Compensation Committee at a level that is achievable only as a result of superior performance (i.e., stretch goals). The Compensation Committee takes this factor into account in determining annual incentive bonuses.

To optimize achievement of corporate goals, individual goals are set in support of annual corporate goals. Individual goals for 2009 overlapped with our corporate goals for 2009 and consisted of subgoals designed to achieve our corporate goals.

•	Dr. Bell’s individual goals were substantially similar to the Company’s corporate goals and Dr. Bell’s performance for 2009 was evaluated against achievement of the Company goals.

•

Dr. Squinto’s individual goals included the following: finalize regulatory applications strategy for Soliris in multiple identified Latin American countries; conduct clinical development of Soliris in a range of multiple new indications; lead cross functional management of development programs in hematology, oncology, neurology and transplant; expand clinical program for samalizumab into multiple myeloma and complete dosing for CLL; achieve approval of the Rhode Island manufacturing facility; ensure commercial supply chain is established for identified markets; ensure clinical production of samalizumab to support ongoing studies; and manage expenses within a pre-determined budget. Dr. Squinto’s goals and responsibilities were designed to support the achievement of each of the corporate goals, (1), (2), (3) and (5), above.

•

Mr. Sinha’s individual goals included the following: monitor and manage expenses for the Company and for his functional areas against a pre-determined budget; achieve intractable disease designation in Japan; develop commercial and access pathways in Japan; obtain favorable price rulings for PNH; create 2009 business plan; complete post-approval access strategy; establish distribution system for Japan and configure IT systems for certain identified territories; manage other global IT initiatives and operations; and align government affairs efforts. Mr. Sinha’s goals and responsibilities were designed to support the achievement of (1), (3), (4) and (5) above.

•

Mr. Dubin’s individual goals included the following: coordinate compliance efforts between territories; support international legal needs; manage human resources initiatives and operations; launch internal IT human resources applications; establish robust government affairs responsibility in the U.S.; achieve revenue targets for sales of Soliris in Asia; obtain favorable pricing decision in Australia; develop commercial and access pathways in Asia; apply for and obtain regulatory approvals in certain countries in Asia; manage expenses within a pre-determined budget; and ensure commercial supply chain is established for certain countries in Asia. Mr. Dubin’s goals and responsibilities were designed to support the achievement of (1), (3), (4) and (5) above.

•

Mr. Coissac’s individual goals included the following: achieve revenue targets for sales of Soliris in Europe, the Middle East and Africa; complete favorable reimbursement rulings in various countries; complete evaluation of commercial and distribution strategies in various territories; create additional forces to support patient identification and sales force productivity; create additional operational teams; complete marketing applications in various countries; perform period leadership team meetings; and manage expenses within a pre-determined budget. Mr. Coissac’s goals and responsibilities were designed to support the achievement of (1), (4) and (5) above.

Prior to the committee meeting, Dr. Bell reviewed in detail the performance of each named executive officer, excluding himself, and considered such individual’s contributions to the Company’s success in 2009. Unlike the corporate goals, the committee did not assign a relative weight to 2009 individual goals described above and did not conduct a numerical assessment of achievement.

Dr. Bell’s recommendations were primarily driven by the following two considerations:

•

2009 was a strong year for Alexion, and each executive, including the named executive officers, contributed to the Company’s 2009 success. Individual objectives were designed to specifically support the corporate objectives and the Company exceeded 2009 objectives, which supports the conclusion that each executive made important contributions to the Company’s 2009 success.

•

Consistent with the Company’s compensation philosophy (including and most importantly, to pay for performance), and because of the Company’s success in 2009, each executive should be compensated at or near the 75th percentile based on the 2009 peer group.

In making his recommendations, Dr. Bell worked closely with members of the Compensation Committee, as well as the Company’s compensation consultant and received limited support from staff and other members of management.

The Compensation Committee discussed Dr. Bell’s recommendations for the named executive officers and determined that annual cash incentive decisions for the named executive officers, including Dr. Bell, the CEO, should be consistent with the Company’s compensation philosophy and determined based primarily in consideration of the following—first, the committee’s and Board’s assessment of the Company’s 2009 performance and recognition of the Company’s achievements in 2009, and second, that due to the Company’s successful performance, annual cash incentives for the named executive officers should be set at least at or near the 75th percentile of the peer group.

During discussions regarding the 2009 annual incentive bonus for the Company’s executives, the committee subjectively considered and noted the following factors in assessing the Company’s 2009 performance:

Achievement of Alexion’s 2009 corporate objectives. The Compensation Committee determined that the Company exceeded its corporate objective targets for 2009.

Increase in stockholder value. The committee reviewed the Company’s three year annualized shareholder return against the peer group and recognized that Alexion’s stockholder return was significantly higher than every company in Alexion’s peer group, which demonstrates the Company’s success in returning long-term stockholder value. The committee considered this metric particularly important in making final decisions for annual cash incentive awards.

Strong financial results. The Company exceeded revenue targets and achieved profitability for the year.

Increased responsibilities for the named executive officers. With the departure of the Company’s president and COO at the end of 2008, each of the named executives were assigned additional duties and responsibilities focused on the coordination of global activities and commercial expansion. Each of the named executives managed and continues to manage multiple functional areas and led their teams with successful results in 2009.

A greater portion of an executive’s compensation should be through incentive vehicles to drive performance, including annual cash incentive awards. Short-term incentives drive performance for executives and support the Company’s overall achievement of annual corporate objectives.

The Compensation Committee originally set 2009 incentive bonus targets in January 2009. Based on an analysis of the 2009 peer group data in January 2010, the committee concluded that actual incentive bonuses paid in the previous year (in January 2009 with respect to 2008 performance) were at approximately the median. In consideration of the Company’s 2009 performance, particularly achievement of the Company’s objectives and total shareholder return compared to the peer group, the committee believed it was important that 2009 incentive bonuses be commensurate with the 75th percentile of the peer group.

As noted above, in January 2009, the committee established the following annual incentive bonus targets for 2009: 100% for Dr. Bell, and 60% for Dr. Squinto, Mr. Sinha, Mr. Dubin and Mr. Coissac. Dr. Bell, Dr. Squinto, Mr. Sinha, Mr. Dubin and Mr. Coissac received annual incentive bonuses in February 2010 with respect to 2009 performance of $1,100,000, $310,000, $340,000, $275,000, and $273,777, respectively, representing 147%, 72%, 79%, 73% and 68% of the base salary approved in January 2009, respectively.

The Compensation Committee determined that annual incentive bonuses paid for 2009, which exceeded targets, were fair, reasonable and appropriate based on the factors described above. Dr. Bell’s annual incentive award was significantly above target. The committee believed the award, slightly above the 75th percentile of the peer group, was appropriate in consideration of Alexion’s financial performance, total shareholder return (at the 80th percentile of the peer group for 2009 and at the 100 th percentile for 2 and 3 year annualized total return), and Dr. Bell’s contribution to the fulfillment of key strategic expectations and initiatives. The annual incentive awards for the other named executive officers reflected superior performance with additional assigned responsibilities, particularly with respect to Dr. Squinto and Mr. Sinha. As noted above, during the fourth quarter of 2008 and in connection with the announcement of the retirement of Alexion’s president and COO, each of the named executive officers assumed significant additional responsibility, including expanded operational responsibility for global activities. Mr. Coissac’s annual incentive bonus reported above is reflected as a percentage of his base salary set in January 2009, which is lower than the base salary reported in the Summary Compensation Table and actually received by Mr. Coissac. In the second quarter of 2009 Alexion moved its European headquarters from Paris, France to Lausanne, Switzerland and Mr. Coissac received additional cash compensation as salary during the second half of 2009 (reported in the Summary Compensation Table) as a result of his new assignment in Lausanne. The actual annual incentive award paid to each of Mr. Sinha, Mr. Dubin and Mr. Coissac was at or slightly below the 75th percentile of the peer group. The awards to Dr. Bell and Dr. Squinto were slightly above the 75th percentile.

Long-Term Incentive Awards

The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives and key employees who have significant responsibility for the management, growth and future success of Alexion with an opportunity to increase their ownership and potentially gain financially from Alexion’s stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned.

The Company utilizes three types of equity awards: stock options, restricted stock and restricted stock units. Executive officers and other employees of Alexion and its subsidiaries are granted from time to time stock options, giving them a right to purchase shares of Alexion’s common stock at a specified price in the future, and restricted stock and restricted stock units, entitling them to receive shares of Alexion’s common stock after predetermined periods of service to Alexion and/or after achievement of predetermined milestone events for Alexion. The Company does not typically award performance-based equity incentives. The last performance-

based award was granted to several employees in April 2006 and was achieved in March 2007 upon approval of the Company’s biologics marketing application by the FDA for Soliris. Further, to date, restricted stock units have been awarded only to employees outside the U.S.

The committee also reviews and approves equity incentive grant guidelines for all positions and levels throughout the global organization other than executives. The guidelines are established through collaboration with a third party consultant to ensure that Alexion’s grant practices are competitive in the marketplace. We ask the consultant to provide market data by position and level and by geographic region and we work with the consultant to establish guidelines that we believe enable us to attract, retain and motivate employees. The Company assesses its grant practices on an annual basis and seeks to balance its objective of incentivizing long-term superior performance with maintaining an appropriate plan burn rate. Although Alexion’s employee headcount and market capitalization increased significantly in both 2008 and 2009, the Company reduced its burn rate for both years. The Company expects to continue to manage its burn rate at appropriate levels through adoption of conservative grant guidelines and practices.

The grant of options and stock awards to executives is based primarily on an executive’s or an employee’s contribution and potential contribution to Alexion’s growth and financial results. In determining the size of option and stock grants, the Compensation Committee considers the number of options, shares of restricted stock and restricted stock units previously granted and currently outstanding, the cost to the Company of previously granted and proposed awards, the value of such proposed awards to the recipients, the individual’s level of responsibility within the Company, and the peer group data. As is the case when the amount of base salary and annual cash incentive is determined, when granting options and stock awards, a review of all of the executive’s compensation is conducted to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Options are granted with an exercise price equal to the fair market value of Alexion’s common stock on the date of grant and, accordingly, will only have value if Alexion’s stock price increases. Generally, grants of options and restricted stock awards vest over four years and the individual must be employed by Alexion as an employee, director or consultant for such options and restricted stock to vest. The Compensation Committee believes that conditioning these awards on employment also serves as a valuable retention tool.

In January 2009, the compensation consultant advised that the expected value of long-term incentive awards for all Alexion executives as a group, including the named executive officers, in 2008 was found to be between the market median and the 75th percentile of the peer group. The grant levels reflect, among other things, the committee’s recognition of several achievements during the prior year. With the understanding that the value of stock options is based on future stock price performance, we base option grants and restricted stock awards on levels of expected value for long-term incentive grants among our peer group.

The committee believes that long-term equity-based incentive awards are a critical element of compensation. However, like a short-term cash incentive award (or cash bonus), a long-term equity incentive award is a variable component of each employee’s compensation and no individual, including any executive officer, is guaranteed to receive an award or a certain value. Long-term equity-based incentive awards are intended to provide equity ownership opportunities to the Company’s executives and to more closely align the interests of the executives with the long-term interests of the Company’s stockholders. In addition, in order to determine grant levels to accomplish this alignment and in consideration of the Company’s performance, the committee believed that it was appropriate to set 2009 grant levels, similar to 2008, at approximately the 75th percentile.

Long-term incentive awards were granted to executives (and other employees) in January of 2009. The Compensation Committee utilized the Radford Global Life Sciences Survey and proxy information provided by the compensation consultant to evaluate long-term incentive compensation.

In January 2009, the Compensation Committee approved long-term equity incentive awards to Dr. Bell, Dr. Squinto, Mr. Sinha, Mr. Dubin and Mr. Coissac in the amounts set forth in the table under the heading “Grants of Plan-Based Awards in Fiscal 2009.”

Termination Based Compensation

Upon termination of employment, including in connection with a change of control, our executive officers may be entitled to receive severance payments under their employment agreements. In determining whether to approve and setting the terms of such severance arrangements, the Compensation Committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. In addition, the Compensation Committee believes that severance provisions serve the important function of defining the relative obligations of the Company and our named executives, including obtaining protection against competition and solicitation. Severance provisions related to a change of control also assist in retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending, and in providing the executives a sense of security and trust that they will be treated fairly during such transactions. For details on the severance payments our executives are entitled to, please refer to the section entitled “Potential Payments Upon Termination or Change of Control” in the proxy statement.

Personal Benefits

Except for Mr. Coissac, President of Alexion Pharma International Sàrl, we do not provide our executive officers with perquisites, such as permanent lodging, cars or defraying the cost of personal entertainment or family travel. Mr. Coissac receives certain personal benefits in connection with his relocation from Paris, France to Lausanne, Switzerland, including one-time benefits paid during 2009 (relocation travel for Mr. Coissac and his spouse, temporary lodging during the transition, moving expenses, work permit and visa expenses, and career counseling for his spouse), and ongoing benefits during his service in Switzerland (car allowance, which Mr. Coissac also received while resident in Paris, housing allowance, one annual return journey to Paris for Mr. Coissac and his spouse, emergency travel if approved by the Company, and relocation back to Paris). The amounts paid to Mr. Coissac in 2009 for such benefits are reflected in the Summary Compensation Table.

Section 162(m) Policy

Under Section 162(m) of the Internal Revenue Code, publicly held corporations may be prohibited from deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers in a single year. However, Section 162(m) provides an exception for certain qualifying “performance-based” compensation and we have structured our stock option grants in a manner that is intended to qualify them as “performance-based” compensation under Section 162(m). Although the Compensation Committee considers the net cost to Alexion in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), we have in the past and may in the future award compensation that is not fully deductible under Section 162(m) in order to ensure competitive levels of total compensation for our executive officers or when we otherwise view such compensation as consistent with our compensation policies.

Conclusion

Compensation decisions for 2009 were primarily driven by the committee’s and Board’s recognition of the Company’s strong performance, and a determination to compensate its executives in a manner that rewarded such success. Our compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid or accrued during the year ended December 31, 2009 to (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	All Other Compensation(4)	Total
Leonard Bell, M.D.	12/31/2009	$775,000	$1,100,000	$—	$754,950	$2,909,363	$9,800	$5,549,113
Chief Executive Officer, Secretary and Treasurer	12/31/2008	$622,752	$750,000	$—	$705,900	$3,898,423	$9,200	$5,986,275
	12/31/2007	$527,437	$500,000	$210,000	$493,800	$2,808,443	$9,000	$4,548,680

Stephen P. Squinto, Ph.D.	12/31/2009	428,962	310,000	—	287,600	941,265	9,800	1,977,627
Executive Vice President and Head of Research	12/31/2008	335,240	240,000	—	211,770	1,146,595	9,200	1,942,805
	12/31/2007	304,979	175,716	54,000	164,600	958,175	9,000	1,666,470

Vikas Sinha, M.B.A., C.A.	12/31/2009	428,971	340,000	—	287,600	941,265	9,800	2,007,636
Senior Vice President and Chief Financial Officer	12/31/2008	349,370	242,000	—	317,655	1,375,914	9,200	2,294,139
	12/31/2007	309,665	173,910	42,000	205,750	1,189,458	9,000	1,929,783

Thomas I.H. Dubin, J.D.	12/31/2009	377,038	275,000	—	287,600	872,809	9,800	1,822,247
Senior Vice President and General Counsel	12/31/2008	299,507	315,000	—	211,770	917,276	9,200	1,752,753
	12/31/2007	278,576	136,930	42,000	123,450	826,013	9,000	1,415,969

Patrice Coissac(5)	12/31/2009	477,699	273,777	—	215,700	770,126	268,189	2,005,491
Senior Vice President and President of Alexion Pharma International Sarl	12/31/2008	367,345	175,074	—	141,180	1,031,936	30,030	1,745,565
	12/31/2007	373,859	44,330	43,303	123,450	740,825	30,030	1,355,797

(1)	This column represents the annual incentive bonus earned by the named executive officer for services performed in 2007, 2008 and 2009. The annual incentive bonus was paid in February of the next calendar year (i.e., the 2009 annual incentive bonus was paid in February 2010).
(2)	This column represents the special bonus award earned by the named executive officer under a special bonus program adopted by the Compensation Committee in 2006 to incentivize certain executives and employees to work towards obtaining regulatory approvals for Soliris and to help retain such individuals through initial commercialization stages for Soliris.
(3)	This column represents the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. See Note 1 and 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for details as to the assumptions used to determine the fair value of the awards.
(4)	For each named executive other than Mr. Coissac, represents Alexion’s matching contribution pursuant to its 401(k) defined contribution plan. For Mr. Coissac, in 2009 such amounts include the following: $33,050 car allowance; $21,728 relocation expenses in connection with his relocation from Paris, France to Lausanne, Switzerland; $72,192 housing allowance for Swiss residency; $12,199 cost of living adjustment; $56,301 exchange rate gross-up; $53,453 in French social contributions; and $19,266 for health insurance premiums. For Mr. Coissac, 2007 and 2008 amounts represent Mr. Coissac’s car allowance.
(5)	Mr. Coissac’s base salary includes a foreign service premium of $36,713 for each year reported. Mr. Coissac’s figures were converted to U.S dollars using the conversion rates of 1.43 and 0.96, for Euros and Swiss francs, respectively, which are the applicable conversion rates on December 31, 2009.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

The following table shows information regarding grants of equity awards during the fiscal year ended December 31, 2009 held by the executive officers named in the Summary Compensation Table.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(2)	Exercise or Base Price of Stock Awards ($/Sh)
		Target ($)
Leonard Bell, M.D.	1/26/2009	$750,000	21,000	170,000	$3,664,313	$35.95
Stephen P. Squinto, Ph.D.	1/26/2009	$249,000	8,000	55,000	$1,228,865	$35.95
Vikas Sinha, M.B.A., C.A.	1/26/2009	$249,000	8,000	55,000	$1,228,865	$35.95
Thomas I.H. Dubin, J.D.	1/26/2009	$219,000	8,000	51,000	$1,160,409	$35.95
Patrice Coissac	1/26/2009	$237,814	6,000	45,000	$985,826	$35.95

(1)	This column represents the target annual incentive bonus approved by the Compensation Committee for each named executive officer in January 2009 multiplied by such individual’s base salary approved at the same time. See “Annual Incentive Bonuses” in the Compensation Discussion and Analysis. Actual amounts paid to executive officers are included in the “Non-Equity Incentive Plan Compensation” column under the “Summary Compensation Table” above.
(2)	This column represents the grant date fair value of stock option awards and stock awards granted in 2009 calculated in accordance with FASB ASC Topic 718. See Note 1 and 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for details as to the assumptions used to determine the fair value of the awards.

Fiscal Year 2009 Equity Awards

All of the stock option and restricted stock awards disclosed in the Grants of Plan-Based Awards table were issued under our Amended and Restated 2004 Incentive Plan, or 2004 Incentive Plan. All options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors in accordance with the terms of the 2004 Incentive Plan. Subject to the terms of our 2004 Incentive Plan and the option agreements issued in connection with these grants, all options granted in 2009, including those granted to Dr. Bell, Dr. Squinto, Mr. Sinha, Mr. Dubin and Mr. Coissac vest in sixteen quarterly installments over four years. Restricted stock awards granted on January 26, 2009 to the named executive officers other than Mr. Coissac vest over a four-year period, with 50% vesting on the second anniversary of the date of grant and 12.5% vesting every six months for two years thereafter. Mr. Coissac’s restricted stock unit award vests 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of Alexion, including the right to vote the shares and to receive dividends, unless otherwise determined by the committee.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2009, the last day of our fiscal year, to each of the executive officers named in the Summary Compensation Table.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Leonard Bell, M.D.	07/31/00	40,000	—		$32.25	07/31/10	—		$—
	06/14/01	150,000	—		$10.50	06/14/11	—		—
	03/15/02	49,710	—		$12.07	03/15/12	—		—
	03/04/03	40,000	—		$5.37	03/04/13	—		—
	09/23/03	40,000	—		$8.84	09/23/13	—		—
	02/24/04	34,000	—		$11.65	02/24/14	—		—
	09/08/04	40,000	—		$8.05	09/08/14	—		—
	03/09/05	45,000	—		$10.19	03/09/15	—		—
	09/21/05	45,000	—		$13.79	09/21/15	—		—
	01/09/06	49,000	—		$10.36	01/09/16	2,813	(3)	137,331
	06/07/06	42,874	6,126	(2)	$16.35	06/07/16	—		—
	01/15/07	58,436	26,564	(2)	$20.58	01/15/17	9,000	(3)	439,380
	07/11/07	47,812	37,188	(2)	$23.83	07/11/17	—		—
	01/09/08	74,374	95,626	(2)	$35.30	01/09/18	20,000	(3)	976,400
	01/26/09	31,875	138,125	(2)	$35.95	01/26/19	21,000	(3)	1,025,220

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stephen P. Squinto, Ph.D.	02/24/04	7,416	—		$11.65	02/24/14	—		$—
	03/09/05	5,000	—		$10.19	03/09/15	—		—
	09/21/05	16,000	—		$13.79	09/21/15	—		—
	01/09/06	18,750	1,250	(2)	$10.36	01/09/16	1,000	(3)	48,820
	06/07/06	21,000	3,000	(2)	$16.35	06/07/16	—		—
	01/15/07	19,936	9,064	(2)	$20.58	01/15/17	3,000	(3)	146,460
	07/11/07	16,312	12,688	(2)	$23.83	07/11/17	—		—
	01/09/08	21,874	28,126	(2)	$35.30	01/09/18	6,000	(3)	292,920
	01/26/09	10,312	44,688	(2)	$35.95	01/26/19	8,000	(3)	390,560

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Vikas Sinha, M.B.A., C.A.	9/21/2005	150,000	—		$13.79	9/21/2015	—		$—
	01/09/06	18,750	1,250	(2)	$10.36	01/09/16	1,000	(3)	48,820
	06/07/06	21,000	3,000	(2)	$16.35	06/07/16	—		—
	01/15/07	24,750	11,250	(2)	$20.58	01/15/17	3,750	(3)	183,075
	07/11/07	20,250	15,750	(2)	$23.83	07/11/17	—		—
	01/09/08	26,250	33,750	(2)	$35.30	01/09/18	9,000	(3)	439,380
	01/26/09	10,312	44,688	(2)	$35.95	01/26/19	8,000	(3)	390,560

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Thomas I.H. Dubin, J.D.	02/09/01	90,000	—		$17.69	02/09/11	—		$—
	06/14/01	10	—		$10.50	06/14/11	—		—
	02/24/04	20,000	—		$11.65	02/24/14	—		—
	09/08/04	20,000	—		$8.05	09/08/14	—		—
	03/09/05	32,000	—		$10.19	03/09/15	—		—
	09/21/05	12,000	—		$13.79	09/21/15	—		—
	01/09/06	15,000	1,000	(2)	$10.36	01/09/16	750	(3)	36,615
	06/07/06	17,500	2,500	(2)	$16.35	06/07/16	—		—
	01/15/07	17,186	7,814	(2)	$20.58	01/15/17	2,250	(3)	109,845
	07/11/07	14,062	10,938	(2)	$23.83	07/11/17	—		—
	01/09/08	17,500	22,500	(2)	$35.30	01/09/18	6,000	(3)	292,920
	01/26/09	9,562	41,438	(2)	$35.95	01/26/19	8,000	(3)	390,560

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Patrice Coissac	11/07/05	40,000	—		$14.08	05/07/15	—		$—
	01/09/06	15,000	1,000	(2)	$10.36	07/09/15	750	(4)	36,615
	06/07/06	17,500	2,500	(2)	$16.35	12/07/15	—		—
	01/15/07	17,186	7,814	(2)	$20.58	07/15/16	2,250	(4)	109,845
	07/11/07	11,250	8,750	(2)	$23.83	01/11/17	—		—
	01/09/08	19,686	25,314	(2)	$35.30	07/09/17	4,000	(4)	195,280
	01/26/09	8,437	36,563	(2)	$35.95	07/26/18	6,000	(4)	292,920

(1)	The market value of the stock awards is determined by multiplying the number of shares times $48.82, which represents the closing price of the Company’s common stock per share quoted on The NASDAQ Stock Market, LLC on December 31, 2009.

(2)	These options vest in 16 quarterly installments over four years commencing on the date of grant. The options expire ten years from date of grant. The vested portion of this option grant is shown in the column directly to the left which shows the portion of the option which is currently exercisable.
(3)	These awards of restricted stock vest over a four-year period, with 50% vesting on the second anniversary of the date of grant and 12.5% vesting every six months for two years thereafter.
(4)	These awards of restricted stock units vest over a four year period, with 50% vesting on the second anniversary of the grant date and 50% vesting on the fourth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2009

The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2009, for each of the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leonard Bell, M.D.	240,000	$4,524,735	43,615	$1,546,556
Stephen P. Squinto, Ph.D.	50,000	$864,599	16,544	$584,755
Vikas Sinha, M.B.A., C.A.	—	$—	25,662	$979,567
Thomas I.H. Dubin, J.D.	51,990	$1,676,542	15,524	$538,974
Patrice Coissac	—	$—	18,132	$664,331

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of the exercise.
(2)	Amounts reflect the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date.

Pension Benefits

We do not have any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans that apply to our named executive officers.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to the executive officers named in the Summary Compensation Table in the event of a termination of employment or a change of control. See “—Employment Agreements” below for a description of the severance and change in control arrangements for Dr. Bell, Dr. Squinto, Mr. Sinha, Mr. Dubin and Mr. Coissac. All five executive officers would only be eligible to receive severance payments if each officer signed a general release of claims. The following tables summarize the potential payments to each named executive officer assuming that one of the events described in the table occurred. The tables assume that the relevant event occurred on December 31, 2009 and, in calculating the amounts due to the executive in connection with such event, use the closing price of a share of our common stock, $48.82, on such date. However, the executive’s employment was not terminated on December 31, 2009 under such agreement and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.

For purposes of the following tables, involuntary termination means a termination without cause, constructive termination, or good reason termination, or non-renewal, as those terms are defined below.

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
Leonard Bell, M.D.
• Death	$191,096	(3)	$7,527,881	$32,238	(4)	$—	$7,751,215
• Disability	$—	(5)	$7,527,881	$25,967	(6)	$—	$7,553,848
• Change in Control	$—		$7,527,881	$—		$—	$7,527,881
• Involuntary termination	$3,050,000	(7)	$7,527,881	$24,132	(8)	$—	$10,602,013
• Involuntary termination after a change in control	$4,575,000	(9)	$7,527,881	$36,198	(10)	$—	$12,139,079

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
StephenP. Squinto, Ph.D.
• Death	$105,771	(3)	$2,552,870	$32,238	(4)	$—	$2,690,879
• Disability	$—	(5)	$2,552,870	$25,967	(6)	—	$2,578,837
• Change in Control	$—		$2,552,870	$—		—	$2,552,870
• Involuntary termination	$677,962	(11)	$2,552,870	$17,439	(12)	—	$3,248,271
• Involuntary termination after a change in control	$1,355,924	(13)	$2,552,870	$23,740	(14)		$3,932,534

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
Vikas Sinha, M.B.A., C.A.
• Death	$108,239	(3)	$2,950,272	$31,647	(4)	$—	$3,090,158
• Disability	$—	(5)	$2,950,272	$25,493	(6)	—	$2,975,765
• Change in Control	$—		$2,950,272	$—		—	$2,950,272
• Involuntary termination	$508,478	(15)	$2,950,272	$16,815	(16)	—	$3,475,565
• Involuntary termination after a change in control	$1,016,957	(17)	$2,950,272	$17,805	(18)	—	$3,985,034

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
Thomas I.H. Dubin, J.D.
• Death	$93,035	(3)	$2,060,535	$31,647	(4)	$—	$2,185,217
• Disability	$—	(5)	$2,060,535	$25,493	(6)	—	$2,086,029
• Change in Control	$—		$2,060,535	$—		—	$2,060,535
• Involuntary termination	$447,231	(15)	$2,060,535	$16,815	(16)	—	$2,524,581
• Involuntary termination after a change in control	$894,462	(17)	$2,060,535	$17,805	(18)	—	$2,972,802

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(20)	Health and Welfare(21)		Non- Competition Payment(22)	Total Termination Benefits
Patrice Coissac(19)
• Death	$—	(23)	$—	$—		$—	$—
• Disability	$—	(23)	$—	$—		$—	$—
• Change in Control	$—		$—	$—		$—	$—
• Involuntary termination	$634,053	(24)	$—	$—		$211,411	$845,464
• Involuntary termination after a change in control	$938,579	(25)	$—	$—		$301,481	$1,240,060

(1)	Represents the value associated with cashing out all stock options and restricted stock that accelerate as a result of the event described in the table, based on a stock price of $48.82, which was the closing price of the Company’s common stock on December 31, 2009. Awards were valued based on the number of shares associated with each accelerated award multiplied by the difference between $48.82 and the exercise price related to such award (if any).
(2)	Based on the assumptions described above, and assuming that all outstanding awards are cashed out in connection with the applicable event and valued based on a price per share equal to $48.82, that equity awards made within one year of the change in control transaction were presumed to be in contemplation of the transaction and further assuming that none of the parachute payments are exempt under a special rule for reasonable compensation, no executive officer would have been entitled to an excise tax gross-up (to the extent provided for in his employment agreement).
(3)	Represents 90 days of base salary as in effect on December 31, 2009. The executive is also entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2009 bonus had been earned by the executive on December 31, 2009 without reference to the termination.
(4)	Represents the cost of the Company’s continuation of COBRA premiums for 36 months.
(5)	The executive is entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2009 bonus had been earned by the executive on December 31, 2009 without reference to the termination.
(6)	Represents the cost of the Company’s continuation of COBRA premiums for 29 months.
(7)	Represents two times the sum of (i) annual base salary in effect on December 31, 2009 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2007 and 2008 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2009.
(8)	Represents the value of continued health and welfare benefits for two years, based on the total 2009 premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.
(9)	Represents three times the sum of (i) annual base salary in effect on December 31, 2009 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2007 and 2008 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2009.
(10)	Represents the value of continued health and welfare benefits for three years, based on the total 2009 premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.
(11)	Represents the sum of (i) annual base salary in effect on December 31, 2009 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2007 and 2008 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2009.
(12)	Represents the value of continued health benefits for 18 months (the maximum period permitted by COBRA) and other welfare benefits for one year, based on the total 2009 premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.

(13)	Represents two times the sum of (i) annual base salary in effect on December 31, 2009 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2007 and 2008 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2009.
(14)	Represents the value of continued health and welfare benefits for two years, based on the total 2009 premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.
(15)	Represents 0.75 times the sum of (i) annual base salary in effect on December 31, 2009 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2007 and 2008 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2009.
(16)	Represents the value of continued health benefits for 18 months (the maximum period permitted by COBRA) and other welfare benefits for nine months, based on the total 2009 premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.
(17)	Represents 1.5 times the sum of (i) annual base salary in effect on December 31, 2009 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2007 and 2008 or (y) the target bonus, as set by the Board of Directors or Compensation Committee, for 2009.
(18)	Represents the value of continued health and welfare benefits for 1.5 years, based on the total 2009 premiums paid by the company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.
(19)	Mr. Coissac’s employment agreement does not entitle him to a so-called golden parachute excise tax gross-up. Amounts denominated in Euros and payable to Mr. Coissac were converted to U.S. dollars using 1.43, which was the exchange rate in effect on December 31, 2009.
(20)	Mr. Coissac’s outstanding equity awards do not accelerate upon a termination or change of control.
(21)	Mr. Coissac’s severance agreement does not provide for health and welfare benefits, but does acknowledge his entitlement to benefits under the applicable collective bargaining agreement and unemployment insurance benefits. These benefits are paid by the French government and not by the Company.
(22)	Assumes that the Company will pay Mr. Coissac a payment in respect of his not competing with the Company for a period of one year following employment termination. The amount of the non-competition payment will depend on the type of termination. At the Company’s election, it may release Mr. Coissac from the non-competition obligation in the event of a voluntary termination of employment or a termination for cause, in which case no payment would be due to him.
(23)	Mr. Coissac’s employment agreement does not entitle him any specific benefits on death or disability beyond the coverage provided by the French government pursuant to the applicable collective bargaining agreement or French insurance policy.
(24)	In addition to amounts due to Mr. Coissac under his severance agreement upon an involuntary termination equal to 12 months salary, his foreign service premium accrued during the previous year and the amount of his average bonus over the past two years (which would not include his 2009 bonus, as it was not paid as of December 31, 2009), he is also entitled to benefits under the applicable collective bargaining agreement and French insurance policy. Pursuant to Mr. Coissac’s Expatriation Addendum, he is also entitled to the costs of repatriation to France upon termination.
(25)	Represents 1.5 times the payment due for involuntary termination.

Under the employment agreements with each of the named executive officers other than Mr. Coissac, cause means (1) such executive’s indictment for, or conviction of, a felony or other crime involving moral turpitude, or any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved, (2) such executive’s willful and continual neglect or failure to discharge duties (including fiduciary duties), responsibilities and obligations with respect to the Company; provided such neglect or failure remains uncured for a period of 30 days after written notice to the employee; provided that isolated and insubstantial neglect or failures shall not constitute cause; (3) the executive’s violation of any of the non-competition provisions of the executive’s employment agreement or the executive’s breach of any confidentiality provisions contained in the executive’s non-competition and confidentiality agreement, or (4) any act of fraud or embezzlement by the executive involving the Company or any of its affiliates. With respect to Dr. Bell, all determinations of cause shall be made by the Board of Directors, and shall require at least a two-thirds vote of the entire Board of Directors, excluding the participation of Dr. Bell.

Under the employment agreements with each of the named executive officers other than Mr. Coissac, constructive termination is defined as a termination by executive in the event of: (1) a material breach of the terms of their respective agreements by Alexion and such breach continues uncured for 30 days after written notice or 10 days if such breach is for the payment of money; (2) loss of any material duties or authority of the executive, and such loss continues for 30 days after written notice; (3) a relocation of the executive’s place of employment to a location beyond a 25-mile radius of such location; (4) Alexion makes a general assignment for benefit of creditors; or any proceeding shall be instituted by Alexion seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, or reorganization; an involuntary petition is filed or an action or proceeding otherwise commenced against Alexion seeking reorganization, arrangement or readjustment of Alexion’s debts and remains undismissed or unstayed for a period of 30 days; a receiver, assignee, liquidator, trustee or similar officer for Alexion or for all or any part of its property shall be appointed involuntarily; or (5) a material breach by Alexion of any other material agreement with the executive and such breach continues uncured for 30 days after written notice or ten days if such breach is for the payment of money. In addition, for purposes of Dr. Bell’s employment agreement constructive termination shall also exist if a breach is uncured for 30 days following a written notice that (1) the executive is not continuously nominated to the Board of Directors and Chief Executive Officer of Alexion during the term of the employment agreement; (2) the Chief Executive Officer is not the highest ranking officer of Alexion with the power to appoint and remove all other employees of Alexion; or (3) any senior executive officer is retained by Alexion, or an offer is made to pay compensation to any senior executive of Alexion, that in either case is unacceptable to Dr. Bell, in his reasonable judgment.

Under the employment agreements with each of the named executive officers other than Mr. Coissac, non-renewal means the Company’s decision, at the end of the term of a particular executive’s employment agreements, not to continue to employ the executive at least on terms substantially similar to those described in the executive’s employment agreement.

Under the employment agreements with each of the named executive officers other than Mr. Coissac, good reason is defined as a termination by the executive upon a 90 days’ written notice of the employment agreement, unless cured within 30 days, upon occurrence of the following events: (1) any material adverse change in the executive’s authority, duties, titles or offices (including reporting responsibility), or any significant increase in the executive’s business travel obligations, from those existing immediately prior to the change in control or other material breach by Alexion; (2) a relocation of the executive’s place of employment to a location beyond a 25-mile radius of such place of employment; (3) a material diminution of the executive’s compensation and benefits; (4) any failure by Alexion to continue in effect any compensation plan in which the executive participated immediately prior to change in control and which is material to the executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or any failure by Alexion to continue the executive’s participation therein (or in such substitute or alternative plan) on a basis no less favorable to the executive, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants, as existed immediately prior to such change in control; (5) any failure by Alexion to continue to provide the executive with benefits substantially similar, taken as a whole, to those enjoyed by the executive under any of Alexion’s retirement, life insurance, medical, health and accident, or disability plans, programs or arrangements in which the executive was participating immediately prior to such change in control, the taking of any action by Alexion which would directly or indirectly materially reduce any of such benefits or deprive the executive of any perquisite enjoyed by the executive at the time of such change in control, or the failure by the Company to maintain a vacation policy with respect to the executive that is at least as favorable as the vacation policy (whether formal or informal) in place with respect to the executive immediately prior to change in control; or (6) the failure of Alexion to obtain the assumption in writing of its obligation to perform under the employment agreement by any successor to all or substantially all of the assets of Alexion upon a merger, consolidation, sale or similar transaction.

Under the employment agreements with each of the named executive officers other than Mr. Coissac, change in control is defined as the occurrence of any of the following events: (1) Any third party becomes the beneficial owner, directly or indirectly, of more than 40% of the Company’s securities representing combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company; (2) incumbent directors as of the beginning of any twenty-four month period cease for any reason to constitute at least a majority of the directors. Notwithstanding the foregoing, any individual becoming a director subsequent to the beginning of such period, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then comprising the incumbent directors, shall be considered an incumbent director; or (3) consummation by the Company of a recapitalization, reorganization, merger, consolidation or other similar transaction with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities immediately prior to such transaction do not, following consummation of all transactions intended to constitute part of such transaction, beneficially own, directly or indirectly, 50% or more of the voting securities of the surviving entity, in substantially the same proportion as their ownership of such voting securities immediately prior to such transaction; or (4) consummation of a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 50% of the combined voting securities is then owned beneficially, directly or indirectly, by the same shareholders in substantially the same proportion as their ownership of the voting securities immediately prior to such sale or disposition.

Employment Agreements

Each of Dr. Leonard Bell, Chief Executive Officer, Dr. Stephen P. Squinto, Executive Vice President and Head of Research and Development, Mr. Vikas Sinha, Senior Vice President and Chief Financial Officer, and Thomas I.H. Dubin, Senior Vice President and Chief Legal Officer, have three-year employment agreements, as amended, dated as of February 14, 2006, with provisions for automatic one year extensions. Mr. Coissac, Senior Vice President and President of Alexion Pharma International Sàrl, has an employment agreement for an indefinite term, which may be terminated upon three months prior written notice and in the case of gross or willful misconduct, immediately. Mr. Coissac agreed to relocate to Switzerland and serve as President of Alexion Pharma International for a period of 36 months, beginning April 1, 2009. Such assignment may be terminated by either Mr. Coissac or Alexion with three months prior written notice or in the case of gross or willful misconduct, immediately. Under each of their respective employment agreements, each of the named executive officers is to continue to be employed in his current position with Alexion. Dr. Bell’s employment agreement provides for Alexion’s obligation to use its best efforts to cause him to be elected to the Board of Directors for the term of his employment agreement.

Under the terms of the employment agreements with each of the named executive officers other than Mr. Coissac, in the event that the executive’s employment with Alexion terminates at any time other than within three years after a change in control of Alexion if the executive is Dr. Bell, two years if the executive is Dr. Squinto, and 1.5 years if the executive is Mr. Sinha or Mr. Dubin, (1) for reasons other than cause, death, or physical or mental disability, or (2) following a constructive termination (other than due to loss of any material duties or authority of the executive if the executive is Mr. Sinha or Mr. Dubin), or (3) in the event of a “non- renewal” (with “change in control,” “cause,” “constructive termination” and “non-renewal” defined in the executives’ respective employment agreements, and summarized above under the section entitled “Potential Payments Upon Termination or Change of Control”), Alexion will be obligated to pay such terminated executive, as a cash lump sum, two times if the executive is Dr. Bell, one time if the executive is Dr. Squinto and 0.75 times if the executive is Mr. Sinha or Mr. Dubin, the Severance Payment. The Severance Payment is a payment equal to the sum of (a) the executive’s then current base salary and (b) the greater of (i) the average bonus received by such executive for the two years preceding the year in which termination occurs and (ii) the amount equal to the bonus target for the year in which the termination of employment occurs as determined by the Alexion’s Board of Directors or its Compensation Committee. The payments will be made in a lump sum following termination. Additionally, the executive will be entitled to continue to participate in Alexion’s health and welfare benefit plans for the executive’s applicable Severance Period, which is a two-year period if the executive is Dr. Bell, a one-year period if the executive is Dr. Squinto, and a 9-month period if the executive is Mr. Sinha or Mr. Dubin, except that the executive may continue to participate, at Alexion’s expense, in health plans subject to COBRA for the maximum period permitted under COBRA if greater than the applicable Severance Period. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.

In the event that the executive’s employment with Alexion terminates within three years after a change in control if the executive is Dr. Bell, two years if the executive is Dr. Squinto and 1.5 years if the executive is Mr. Sinha or Mr. Dubin, (i) by Alexion for reasons other than cause, death or physical or mental disability, or (ii) by the executive for good reason (with “good reason” defined in the employment agreements, and summarized in the section entitled “Potential Payments Upon Termination or Change of Control), or (iii) in the event of non-renewal, Alexion will be obligated to pay such terminated executive a cash lump sum equal to three times the Severance Payment if the executive is Dr. Bell, two times the Severance Payment if the executive is Dr. Squinto and 1.5 times the Severance Payment if the executive is Mr. Sinha or Mr. Dubin. Additionally, the executive will be entitled to continue to participate in Alexion’s health and welfare benefit plans for three years if the executive is Dr. Bell, two years if the executive is Dr. Squinto, and 1.5 years if the executive is Mr. Sinha or Mr. Dubin, except that the executive may continue to participate, at Alexion’s expense, in benefit plans subject to COBRA for the maximum period permitted under COBRA if greater than the applicable Severance Period. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.

If Dr. Bell’s or Dr. Squinto’s employment terminates for any of the reasons described above, or if a change in control occurs, (1) all of such executive’s time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by such executive and Alexion. If Mssrs. Sinha or Dubin’s employment terminates for any of the reasons described above, or if a change in control occurs, (1) all of such executive’s time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by such executive and Alexion.

In the event that the executive’s employment (other than Mr. Coissac) with Alexion terminates due to death, the executive’s estate will be entitled to receive the executive’s base salary for 90 days following the termination of employment. In the event that the executive’s employment (other than Mr. Coissac) is terminated due to death or disability (as that term is defined in the employment agreements), the executive will be entitled to receive a pro rata annual performance bonus for the year in which the termination occurs.

Each of the employment agreements with named executive officers other than Mr. Coissac also provides that if such executive becomes subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986, and if the amount of the payments and benefits due to the executive exceed the safe harbor amount associated with such tax by at least 10%, Alexion shall make a special payment to such executive such that the after-tax value of payments received by him will be the same as if he were not subject to such excise tax.

In November 2005, Mr. Coissac was appointed President of Alexion Europe SAS, located in Paris, France, and entered into employment and severance agreements. Mr. Coissac is a French citizen and at the time of his appointment was a French resident. In April 2009, in connection with the relocation of Alexion’s European headquarters from Paris, France, to Lausanne, Switzerland, Mr. Coissac accepted an assignment to become President of Alexion Pharma International Sàrl. He moved to Switzerland and assumed his responsibilities under an expatriation arrangement. His employment and severance agreements remain in full force and effect and are subject to the terms of his expatriation arrangement.

Under Mr. Coissac’s severance agreement, if his employment contract is terminated by Alexion for reasons other than personal cause and he is removed from his position, then he is entitled to receive a severance amount equal to 12 months of his monthly remuneration. For purposes of the agreement, the monthly remuneration is equal to the sum of (a) base gross monthly salary, plus (b) one twelfth of his total expatriation premium accrued during the most recent 12 month period, and (c) one twelfth of the average annual bonus over the most recent 2 year period.

If, after a change of control, Mr. Coissac’s employment contract is terminated by Alexion (or by Mr. Coissac for demonstrable reasons of breach of professional ethics by the acquirer), and Mr. Coissac’s social mandate as President is terminated by the acquirer (or by Mr. Coissac for demonstrable reasons of breach of professional ethics by the acquirer), then he is entitled to receive a severance amount equal to 18 months of his monthly remuneration, as described above.

Mr. Coissac is not entitled to any such severance payment if he resigns or he is terminated for personal cause. In addition, Mr. Coissac may receive additional consideration if Alexion elects to enforce a non-competition clause.

All of Alexion’s employment agreements require its employees and executives to acknowledge Alexion’s possession of information created, discovered or developed by the employees and executives which are applicable to the business of Alexion and any client, customer or strategic partner of Alexion. Each employee and executive also agrees to assign all rights he or she may have or acquire in proprietary information, to keep such proprietary information confidential and not to compete with Alexion for a limited period of time.

DIRECTOR COMPENSATION FOR FISCAL 2009

The following table sets forth a summary of the compensation earned by our directors and/or paid to certain of our directors pursuant to certain agreements we have with them in 2009, other than Dr. Bell and Dr. Rummelt, who was appointed in 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)	Total ($)
Max Link, Ph.D.	$157,000	$182,950	$72,721	$—	$412,671
David W. Keiser(5)	—	—	—	—	—
William R. Keller	4,750	—	111,948	—	116,698
Joseph A. Madri, Ph.D., M.D.	57,000	182,950	72,721	—	312,671
Larry L. Mathis	67,000	182,950	72,721	—	322,671
R. Douglas Norby	77,000	182,950	72,721	—	332,671
Alvin S. Parven	77,000	182,950	72,721	—	332,671
Ruedi E. Waeger, Ph.D.	67,000	182,950	72,721	—	322,671

(1)	Represents retainer fees paid for services as a director during the fiscal year ended December 31, 2009.
(2)	See Note 1 and Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for details as to the assumptions used to determine the fair value of the awards during the year ended December 31, 2009. See also our discussions of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.
(3)	Represents the grant date fair value of 5,089 shares of restricted stock granted on January 26, 2009, calculated in accordance with FASB ASC Topic 718. The following directors held the following number of unvested restricted stock shares as of December 31, 2009: Link, 5,089; Madri, 5,089; Mathis, 5,089; Norby, 5,089; Parven, 5,089; Waeger, 5,089.
(4)	Represents the grant date fair value of 6,138 stock options granted to each director other than Mr. Keller on May 13, 2009, and 5,620 stock options granted to Mr. Keller on December 1, 2009, calculated in accordance with FASB ASC Topic 718. The following directors held the following number of stock option awards as of December 31, 2009: Link, 62,069; Keller, 5620; Madri, 170,069; Mathis, 89,069: Norby, 101,069; Parven, 71,069; Waeger, 48,069.
(5)	Mr. Keiser resigned as the Company’s President and COO in December 2008 and as a director in May 2009. He did not receive cash or equity compensation in connection with his service as a director during fiscal 2009.

Director Compensation Policy

Under Alexion’s director compensation structure for 2009, all non-employee members of the Board were entitled, with 75% attendance at Board meetings since the prior annual meeting of stockholders, to receive the following:

•	an annual retainer of $57,000 for non Chairman members, and $157,000 for the Chairman, each paid quarterly;

•	an annual retainer of $20,000 for service as the Audit Committee Chairman and the Compensation Committee Chairman, paid quarterly;

•	an annual retainer of $10,000 for service as the Nominating and Corporate Governance Committee Chairman and the Pharmaceutical Compliance and Quality Committee Chairman;

•

a restricted stock award having a value of $183,000 based on sixty day trailing average market price of the Company’s common stock, awarded in January of each year and vesting on the first anniversary of the grant date; and

•

a stock option grant to purchase shares of common stock equivalent to $122,000 calculated using the Black-Scholes model, typically granted upon re-election to the Board. Each stock option has an exercise price equal to the closing price of the stock on the date of grant and vests in four equal quarterly installments over one year.

It is Alexion’s policy that non-employee directors do not participate during discussions, and do not vote on, matters of compensation for the independent directors.

Certain Relationships and Related Party Transactions

The Board of Directors reviews and approves transactions between Alexion on the one hand and a related party, such as our directors, officers, holders of more than five percent of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board determined may be considered a related party, on the other hand. Prior to Board consideration of a transaction with a related party, the material facts as to the related party’s relationship or interest in the transaction are disclosed to the Board, and the transaction is not considered approved by the Board unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Please see “Executive Compensation—Summary Compensation Table,” “Executive Compensation—Director Compensation Policy” for information regarding compensation of our executive officers and directors. There have been no other related party transactions during fiscal year 2009.

Audit Committee Report

The Audit Committee reviewed and discussed Alexion’s audited financial statements for the year ended December 31, 2009 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2009, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board. The Audit Committee also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Alexion’s audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alexion specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee

Max Link, Ph.D.

Larry L. Mathis

R. Douglas Norby, Chairman

Andreas Rummelt, Ph.D.

Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during the years ended December 31, 2009 and 2008:

Fees	Year Ended December 31, 2009	Year Ended December 31, 2008

Audit fees(1)	$1,067,109	$871,576
Audit related fees(2)	—	14,900
Tax fees(3)	299,808	65,300
All other fees(4)	—	—

	$1,366,917	$951,776

(1)	Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements included in its Form 10-K, the review of the Company’s financial statements included in its Forms 10-Q, as well as services related to other SEC filings and statutory audits.
(2)	Audit related services include consultations concerning financial accounting and reporting standards.
(3)	Tax services include assistance with tax compliance, including research and development credits.
(4)	The Company did not use PricewaterhouseCoopers LLP for such services during the years ended December 31, 2009 and 2008.

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy that it must pre-approve all audit and permissible non-audit services to be performed by Alexion’s independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Alexion in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independent review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the auditors’ independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor’s independence and obtain Audit Committee approval for such service.

Consistent with its pre-approval policy, the Audit Committee pre-approved all audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the years ended December 31, 2009 and 2008. The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers’ independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

PROPOSAL NO. 2—AMENDMENT OF AMENDED AND RESTATED 2004 INCENTIVE PLAN

Our Board of Directors believes that the continued growth and success of Alexion depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability.

On April 13, 2010, the Board of Directors adopted an amendment and restatement of Alexion’s Amended and Restated 2004 Incentive Plan, or the 2004 Incentive Plan, to:

(i)	increase by 3 million shares the number of shares of common stock available for issuance under the 2004 Incentive Plan (subject to adjustment in the event of stock splits and other similar events);

(ii)	adopt a “fungible” plan approach such that each full-value award is counted against the 2004 Incentive Plan’s share limit as 1.70 shares for each one share of common stock;

(iii)	revise the prohibition on the repricing of stock options and stock appreciation rights without prior stockholder approval to restrict the cancellation of such awards in exchange for cash at less than fair market value; and

(iv)	modify the change in control definition to eliminate Board discretion in determining whether a change in control has occurred.

Under the 2004 Incentive Plan, Alexion is authorized to issue up to 10,071,172 shares of common stock (subject to adjustment in the event of stock splits and other similar events) pursuant to awards granted under the 2004 Incentive Plan.

The following table provides the number of shares subject to outstanding awards and the number of shares available for future grants under Company equity incentive plans, including the 2004 Incentive Plan, as of March 17, 2010.

Number of Stock Options Outstanding	7,165,049
Weighted Average Exercise Price	$28.2361
Weighted Average Remaining Term (in years)	7.09
Number of Stock Awards Outstanding	1,127,460
Number of Shares Remaining for Future Grant:
2004 Incentive Plan	2,906,123
Common Shares Outstanding	89,582,551

Because the 2004 Incentive Plan is the only plan currently in effect, the total number of shares available for future grant under all equity compensation plans is the same as the number available under the 2004 Incentive Plan. On April 12, 2010, the last reported sale price of Alexion common stock on the NASDAQ Stock Market LLC was $55.10 per share.

On April 13, 2010, the Board approved the amendment of the 2004 Incentive Plan that is the subject of this proposal, subject to the approval of the Company’s stockholders. The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the 2010 Annual Meeting is required for approval of the amendment to the 2004 Incentive Plan. The increase in the number of shares of common stock available for issuance under the amended and restated 2004 Incentive Plan and the other amendments described above will become effective if, and only if, such stockholder approval is obtained.

The full text of the amended and restated 2004 Incentive Plan incorporating, among other things, each of these changes, is attached as Appendix A.

Description of the Amended and Restated 2004 Incentive Plan

The following is a brief description of the material features of the amended and restated 2004 Incentive Plan. This description is qualified in its entirety by reference to the full text of the amended and restated 2004 Incentive Plan, a copy of which is attached to this proxy statement as Appendix A.

Eligibility. Alexion’s employees, officers, directors, consultants, advisors and other independent contractors are eligible to be granted awards under the amended and restated 2004 Incentive Plan. Effective as of March 17, 2010, approximately 650 employees were eligible to receive awards under the amended and restated 2004 Incentive Plan. Because future awards under the amended and restated 2004 Incentive Plan will be granted in the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding Alexion’s recent practices with respect to annual incentive awards and stock-based awards is presented in the “Summary Compensation Table” elsewhere in this proxy statement and in Alexion’s financial statements in its Annual Report on Form 10-K which accompanies this proxy statement.

Share Limits. Based on the number of outstanding awards on March 17, 2010, if the stockholders approve the proposed increase in the number of shares of common stock available for new grants under the amended and restated 2004 Incentive Plan, the total number of shares reserved for delivery in connection with future awards granted under the amended and restated 2004 Incentive Plan will be approximately 6.6% of Alexion’s common stock outstanding on such date or 5,906,123 shares, which includes the 3,000,000 new shares subject to stockholder approval and the number of shares remaining under our 2004 Incentive Plan prior to the approval by stockholders of the amended and restated 2004 Incentive Plan. In addition, no more than 3,000,000 shares of Alexion’s common stock may be issued pursuant to incentive stock options, or ISOs. The number of shares reserved under the amended and restated 2004 Incentive Plan and the other sub-limitations specified above are subject to adjustment in the event of stock splits, stock dividend, and other similar events.

With the proposed amendments, the Company is adopting a fungible share pool approach. Any award granted prior to the approval by the stockholders of the amended and restated 2004 Incentive Plan, and any award granted on or after such date that is not a full-value award (i.e., restricted stock and restricted stock units), is counted against the aggregate number of shares available for issuance under the amended and restated 2004 Incentive Plan as one share for each share of common stock subject to such award. Any Award granted on or after approval by the stockholders of the amended and restated 2004 Incentive Plan that is a full-value award is counted against the aggregate number of shares available for issuance under the amended and restated 2004 Incentive Plan as 1.7 shares for each one share of common stock subject to such full-value award. To the extent a share that was subject to an award that counted as one share of common stock is returned to the pool and available for grant as described below, the share reserve will be credited with one share. To the extent that a share that was subject to an award that counts as 1.7 shares of common stock is returned to the pool and available for grant as described below, the share reserve will be credited with 1.7 shares.

Shares of common stock subject to an award that is canceled, expired, forfeited, settled in cash or otherwise terminated without the delivery of such shares will not be counted as delivered against the number of shares reserved for issuance, and shares of common stock actually delivered under an award but subsequently forfeited and returned to Alexion will again be available for grant. The following are counted as delivered and will not again become available for delivery under the amended and restated 2004 Incentive Plan: shares of common stock tendered as full or partial payment to Alexion upon exercise of stock options granted under the amended and restated 2004 Incentive Plan; shares of common stock reserved for issuance upon the grant of stock appreciation rights under the amended and restated 2004 Incentive Plan, to the extent that the number of reserved shares of common stock exceeds the number of shares of common stock actually issued upon exercise of the stock appreciation rights; and shares of common stock withheld by, or otherwise remitted to, Alexion to satisfy tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of options or stock appreciation rights granted under the amended and restated 2004 Incentive Plan or upon any other payment or issuance of shares of common stock under the amended and restated 2004 Incentive Plan.

In order to qualify for the “performance-based compensation” exception under Section 162(m) of the Code, the amended and restated 2004 Incentive Plan imposes a per-participant annual limitation on stock-based awards of each type authorized under the amended and restated 2004 Incentive Plan equal to 600,000, plus the amount of the participant’s unused annual share limit as of the close of the previous year, subject to adjustment for splits and other similar events. With respect to the awards denominated in cash that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the 2004 amended and restated 2004 Incentive Plan imposes an annual per-participant limit on performance-based cash awards equal to $2.5 million plus the amount of the participant’s unused annual cash limit as of the close of the previous year. The per-participant annual share limits for each type of stock-based award are independent of one another, and each such limit is independent of the annual cash limit on performance-based cash awards. These per-participant limits are subject to adjustment in the event of stock splits, stock dividends, and other similar events.

Administration. The amended and restated 2004 Incentive Plan is administered by the Compensation Committee, which is referred to below as the Committee. The members of the Committee must be non-employee directors. To the fullest extent authorized under Section 157(c) and other applicable provisions of the Delaware General Corporation Law, the Committee may delegate to officers or managers of Alexion or any of its subsidiaries or affiliates, or committees thereof, the authority to perform such functions as the Committee may determine to the extent that such delegation will not cause awards intended to qualify as “performance-based” compensation under Section 162(m) of the Code or intended to qualify for an exemption under Rule 16b-3 under the Exchange Act to fail to so qualify. Subject to the terms and conditions of the amended and restated 2004 Incentive Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted, the dates on which awards may be exercised and on which the risk of forfeiture or deferral period relating to awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any award, whether, to what extent, and under what circumstances an award may be settled, or the exercise price thereof may be paid, in cash, shares of the Company’s common stock, other awards, or other property, and other terms and conditions of, and all other matters relating to, awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the amended and restated 2004 Incentive Plan, and make all other determinations which may be necessary or advisable for the administration and interpretation of the amended and restated 2004 Incentive Plan. The amended and restated 2004 Incentive Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, to the extent permitted by law, in connection with any action, determination, or interpretation taken or made in good faith with respect to the amended and restated 2004 Incentive Plan.

Description of Awards. The Committee is authorized to grant the following types of awards under the amended and restated 2004 Incentive Plan: stock options, including both ISOs and non-qualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, or SARs, and other stock-based awards.

Stock Options and SARs. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to any other terms and conditions specified in connection with the option grant. SARs may also be granted, entitling participants to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of a SAR are determined by the Committee, but may not be less than the fair market value of the shares on the date of grant. The exercise price for incentive stock options granted to any participant holding more than 10% of the voting power of all shares of Alexion capital stock may not be less than 110% of the fair market value of Alexion’s common stock on the date of grant. No option or SAR, once granted, may be repriced, nor may the Committee provide for the cancellation of outstanding stock options or SARs and the grant in substitution therefore of new awards having a lower exercise price that constitutes a repricing, or provide for the cancellation in exchange for cash of options or SARs having an exercise or measurement price below the then fair market value, unless such repricing or deemed repricing is approved by Alexion’s stockholders. The maximum term of each option and SAR (including a SAR granted in tandem with an option) will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares or other property (which may include through broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee.

Restricted and Deferred Stock/Restricted Stock Units. The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee establishes the length of the restricted period for awards of restricted stock, subject to the limits on vesting of full value awards described below. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of Alexion, including the right to vote the shares and to receive dividends, unless otherwise determined by the Committee.

Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units.” The Committee establishes any vesting requirements for deferred stock/restricted stock units granted for continuing services, subject to the limits on vesting of full value awards described below. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents are paid or accrue if authorized by the Committee.

Performance-Based Awards. The Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The amended and restated 2004 Incentive Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Alexion’s common stock. The

Committee determines the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards are outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus, free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify and subject to the limits on vesting of full value awards described below.

Special Limitation on Vesting of Full Value Awards. If the granting or vesting of a full-value award is subject to performance conditions, the minimum vesting period of such award shall be no less than one year. If neither the granting nor vesting of a full-value award is subject to performance conditions, such award shall have a minimum vesting period of no less than three years; provided, however, that such awards may vest on an accelerated basis in the event of a participant’s death, disability, retirement, or in the event of a change in control. For these purposes, vesting over a one-year period or three-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period. The foregoing notwithstanding, up to 10% of the shares of common stock authorized under the amended and restated 2004 Incentive Plan may be granted as full-value awards without the foregoing minimum vesting requirements.

Change in Control. Unless the Committee provides otherwise in a grant agreement issued under the amended and restated 2004 Incentive Plan, or in any other plan or agreement relating directly or indirectly to an award, a change in control, as defined, will have no impact on outstanding awards.

Amendment and Termination. The Board of Directors may amend, suspend, or terminate the amended and restated 2004 Incentive Plan or the Committee’s authority to grant awards there under without stockholder approval, except as otherwise required by law or regulation or under NASDAQ rules. However, the rights of a participant may not be materially and adversely affected without such participant’s consent with respect to such participant’s outstanding awards. Unless earlier terminated, the amended and restated 2004 Incentive Plan will terminate at such time that no shares reserved under the amended and restated 2004 Incentive Plan remain available and the Company has no further obligation with respect to any outstanding award.

U.S. Federal Income Tax Implications of the amended and restated 2004 Incentive Plan

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the amended and restated 2004 Incentive Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the amended and restated 2004 Incentive Plan, nor does it cover state, local or non-U.S. taxes. Recipients of awards under the 2004 Incentive Plan, as amended from time to time, are advised to consult their personal tax advisors with regard to all tax consequences arising with respect to their awards.

ISOs. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to Alexion) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which Alexion is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which Alexion is not entitled to a deduction.

NSOs. In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to Alexion; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which Alexion is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

The Committee may award stock options that are exercisable for restricted stock. Under Section 83 of the Code, an optionee who exercises an NSO for restricted stock will generally have income only when the stock vests. The income will equal the fair market value of the stock at that time less the exercise price. However, the optionee may make a so-called “83(b) election” in connection with the exercise to recognize taxable income at that time. Assuming no other applicable limitations, the amount and timing of the deduction available to Alexion will correspond to the income recognized by the optionee. The application of Section 83 to ISOs exercisable for restricted stock is less clear.

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in control of Alexion may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the amended and restated 2004 Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to Alexion.

Section 409A of the Code requires acceleration of income and imposes an additional 20% tax, and in some cases an additional tax in the nature of interest, in the case of “nonqualified deferred compensation” arrangements that do not comply with the requirements of Section 409A. Stock options granted under the 2004 Incentive Plan are intended to be eligible for an exemption from the requirements of Section 409A.

The foregoing provides only a general description of the application of U.S. federal income tax laws to options awarded under the amended and restated 2004 Incentive Plan. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to participants in the amended and restated 2004 Incentive Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2” TO BE IN THE BEST

INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS

A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the Annual Meeting. Stockholder ratification of the appointment is not required by law or otherwise. The Board of Directors is submitting this matter to stockholders for ratification because it believes it to be a good corporate practice.

PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, audited the Company’s consolidated financial statements since the year ended July 31, 2004. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm, but may still retain it. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and that of the Company’s stockholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 3” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

STOCKHOLDER PROPOSALS

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2011 Annual Meeting of Stockholders, the proposal must be received by us, Attention: Corporate Secretary, at our principal executive offices by December 15, 2010.

The deadline for receipt of timely notice of shareholder proposals for submission to the Company’s 2011 Annual Meeting of Stockholders without inclusion in the Company’s 2010 Proxy Statement is March 8, 2011. Unless such notice is received by us, Attention: Corporate Secretary, at our principal executive offices, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold shares directly in your name. You can notify the Company by sending a written request to Corporate Secretary, Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410 or by calling (203) 272-2596.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the 2010 Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Alexion’s Investor Relations at (203) 272-2596.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 2009 WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: ALEXION PHARMACEUTICALS, INC., 352 KNOTTER DRIVE, CHESHIRE, CONNECTICUT 06410, ATTN: INVESTOR RELATIONS.

Appendix A

ALEXION PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2004 INCENTIVE PLAN

1. Purpose.    The purpose of this Amended and Restated 2004 Incentive Plan (the “Plan”) is to aid Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in attracting, retaining, motivating and rewarding employees and non-employee directors of, and consultants to, the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions.    In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the meanings set forth in this Section:

(a) “Annual Incentive Award” means a Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of up to and including one fiscal year.

(b) “Annual Cash Limit” has the meaning specified in Section 5(b).

(c) “Annual Share Limit” has the meaning specified in Section 5(b).

(d) “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Annual Incentive Award, or other Performance Award, together with any related right or interest, granted to a Participant under the Plan.

(e) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary by separate written designation hereunder, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Participant’s Award upon such Participant’s death. Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

(f) “Board” means the Company’s Board of Directors.

(g) “Change in Control” has the meaning specified in Section 9.

(h) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) there under shall include any successor provisions and regulations.

(i) “Committee” means the Compensation Committee of the Board, the composition and governance of which is subject to the listing guidelines of the NASDAQ Stock Market, and the Company’s corporate governance documents. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Plan. Except to the extent otherwise provided herein, the full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(j) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 10(j).

(k) “Deferred Stock” means a right, granted to a Participant under Section 6(e), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period. Deferred Stock may be denominated as “stock units,” “restricted stock units,” “phantom shares,” “performance shares,” or other appellations.

(l) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(m) “Effective Date” means the effective date specified in Section 10(o).

(n) “Eligible Person” has the meaning specified in Section 5(a).

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) there under shall include any successor provisions and rules.

(p) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee, in accordance, where applicable, with the requirements of Section 422 and Section 409A of the Code. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the closing sale price per share of Stock reported on the principal stock exchange or market on which Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.

(q) “Full-Value Awards,” means Awards other than Options, SARs, or Awards for which the Participant pays the intrinsic value directly or by forgoing a right to receive a cash payment from the Company.

(r) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(s) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(t) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(u) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments, as determined by the Committee, based upon performance criteria specified by the Committee.

(v) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association or other entity.

(w) “Prior 2004 Plan” means the Plan as in effect immediately prior to the Effective Date.

(x) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m).

(y) “Restricted Stock” means Stock granted to a Participant under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(z) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(aa) “Stock” means the Company’s Common Stock, and any other equity securities that may be substituted or resubstituted for Stock pursuant to Section 10(c) and consistent with, where applicable, the requirements of section 409A.

(bb) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).

3. Administration.

(a) Authority of the Committee.    The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price thereof may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards, amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee deems necessary or advisable for the administration and interpretation of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 10(b) and other persons claiming rights from or through a Participant, and stockholders.

(b) Manner of Exercise of Committee Authority.    At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations there under or intended to be covered by an exemption under Rule 16b-3 under the Exchange Act may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members or may be taken by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. To the fullest extent authorized under Section 157(c) and other applicable provisions of the Delaware General Corporation Law, the Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) or intended to qualify for an exemption under Rule 16b-3 under the Exchange Act to fail to so qualify.

(c) Limitation of Liability.    The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery.    Subject to adjustment as provided in Section 10(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan starting on the Effective Date shall be the sum of: (i) 3,000,000 new shares, and (ii) the number of shares remaining under the Prior 2004 Plan immediately prior to the Effective Date, and shall also include the number of shares which become available in accordance with Section 4(b) after the Effective Date. Subject to adjustment as provided in Section 10(c), in no event may more than 3,000,000 shares of Stock be issued under the Plan pursuant to Options that qualify as “incentive stock options” as defined in Section 422 of the Code. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules.

(i) Fungible Share Pool.    Subject to adjustment as provided under Section 10(c), (A) any Award granted prior to the Effective Date, and any Award granted on or after the Effective Date that is not a Full-Value Award, shall be counted against the share limits specified in Section 4(a) as one share for each share of Stock subject to such Award, and (B) any Award granted on or after the Effective Date that is a Full-Value Award shall be counted against the share limits specified in Section 4(a) as 1.7 shares for each one share of Stock subject to such Full-Value Award. To the extent a share that was subject to an Award that counted as one share of Stock is returned to the Plan pursuant to Section 4(b)(ii), the share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as 1.7 shares of Stock is returned to the Plan pursuant to Section 4(b)(ii), the share reserve will be credited with 1.7 shares.

(ii) Share Counting.    The Committee may adopt reasonable counting procedures, consistent with the express provisions of this Section 4(b) and with the applicable requirements of the regulations under Section 422 of the Code, to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Notwithstanding the preceding sentence: (A) shares of Stock that are potentially deliverable under an Award under the Plan or an award under the Prior 2004 Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without the delivery of such shares (other than pursuant to clause (2) in the following sentence) will not be counted as delivered under the Plan or the Prior 2004 Plan, as the case may be, and will remain available for delivery pursuant to Section 4(a) above; and (B) shares of Stock delivered but subsequently forfeited such that those shares are returned to the Company will again be available for delivery pursuant to Section 4(a) above. Notwithstanding the foregoing, the following shares of Stock will be counted as delivered under the Plan or the Prior 2004 Plan, as the case may be, and will not again become available for delivery pursuant to Section 4(a) above: (1) shares of Stock tendered by a Participant as full or partial payment to the Company upon exercise of Options granted under the Plan; (2) shares of Stock reserved for issuance upon the grant of SARs under the Plan, to the extent that the number of reserved shares of Stock exceeds the number of shares of Stock actually issued upon exercise of the SARs; and (3) shares of Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of shares of Stock under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

5. Eligibility and Certain Award Limitations.

(a) Eligibility.    Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any subsidiary or affiliate, which term shall include any common-law employee as well as any non-employee executive officer or non-employee director of the Company, or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate, or (ii) a consultant, advisor or other independent contractor of the Company or any subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Notwithstanding the preceding, for purposes of determining eligibility for the grant of an Option or SAR by reason of service with an affiliate, the term “affiliate” shall be limited to Persons that stand in a relationship to the Company that would result in the Company and such Person being treated as a single employer under Section 414(b) or Section 414(c) of the Code, as modified in accordance with the definition of the definition of “service recipient” applicable to stock rights under Section 409A of the Code and the guidance there under. Options intended to qualify as “incentive stock options” as defined in Section 422 of the Company may be granted only to an Eligible Person who is an employee (as determined under the statutory option rules of Section 421 et seq. of the Code) of the Company or of a “parent corporation” or “subsidiary corporation” (as those terms are defined in Section 424 of the Code) with respect to the Company.

(b) Per-Person Award Limitations.    In each fiscal year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g) or 6(h) relating to up to his or her Annual Share Limit (such Annual Share Limit to apply separately to the type of Award authorized under each specified subsection, except that the limitation applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of another Award). Subject to Section 4(a) and subject to adjustment as provided in Section 10(c), an Eligible Person’s “Annual Share Limit” shall equal, in any year during any part of which the Eligible Person is then eligible under the Plan, 600,000 shares plus the amount of the Eligible Person’s unused Annual Share Limit relating to the same type of Award as of the close of the previous year. In the case of any Awards denominated in cash that are intended to qualify as “performance-based compensation” under Code Section 162(m), an Eligible Person may not be granted Awards authorizing the earning during any fiscal year of an amount that exceeds the Eligible Person’s Annual Cash Limit, which for this purpose shall equal $2,500,000 plus the amount of the Eligible Person’s unused Annual Cash Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such fiscal year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) an Eligible Person’s Annual Share Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid. In applying the limitations of this Section 5(b), a Performance Award under Section 6(i) and Section 7 shall be treated as an Award under Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g) or 6(h), as the case may be, depending on the nature and terms of the Award.

6. Specific Terms of Awards.

(a) General.    Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options.    The Committee is authorized to grant Options to Participants on the following terms and conditions, provided that no Option that is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code shall be granted after June 7, 2016.

(i) Exercise Price.    The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options and the grant in substitution therefore of new Awards having a lower exercise price that constitutes a repricing, (b) the amendment of outstanding Options to reduce the exercise price thereof, or (c) the cancellation in exchange for a cash payment any outstanding Options with an exercise price below the then current Fair Market Value. The preceding sentence shall not be construed to apply to: (i) “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code or (ii) the substitution or assumption of an Award by reason of or pursuant to a corporate transaction, to the extent such substitution or assumption would not be treated as a grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5).

(ii) Option Term; Time and Method of Exercise.    The Committee shall determine the term of each Option, provided that in no event shall the term of any Option or of any SAR granted in tandem with any Option, exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Stock (including through withholding of Stock deliverable upon exercise, if such withholding will not result in additional accounting expense to the Company), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including deferred delivery of shares representing the Option “profit,” at the election of the Participant or as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii) 409A.    Except where the Committee determines otherwise, no Option shall have deferral features or shall be administered in a manner that would cause such Option to fail to qualify for exemption under Section 409A of the Code.

(c) Stock Appreciation Rights.    The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment.    A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding SARs and the grant in substitution therefore of new Awards having a lower exercise price that constitutes a repricing, or (b) the amendment of outstanding SARs to reduce the exercise price thereof, or (c) the cancellation in exchange for a cash payment any outstanding SARs with a measurement price per share below the then current Fair Market Value. The preceding sentence shall not be construed to apply to the substitution or assumption of an Award by reason of or pursuant to a corporate transaction, to the extent such substitution or assumption would not be treated as a grant of a new stock right, modification or a change in the form of payment for purposes of Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5).

(ii) Other Terms.    The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and the maximum term of an SAR, which in no event shall exceed a period of ten years from the date of grant. Limited SARs that may only be exercised in connection with a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(iii) 409A.    Except where the Committee determines otherwise, no SAR shall have deferral features, or shall be administered in a manner that would cause such SAR to fail to qualify for exemption under Section 409A of the Code.

(d) Restricted Stock.    The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. The Committee may require that any certificates representing shares of Restricted Stock bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock. The Committee may impose similar restrictions and conditions with respect to uncertificated shares of Restricted Stock.

(iv) Dividends and Splits.    As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(v) 409A.    Any award of Restricted Stock, including any deferral or restriction of dividends or other distributions there under, resulting in a deferral of compensation subject to Section 409A of the Code shall be construed, to the maximum extent possible, as determined by the Committee consistent with the requirements of or the exemption from Section 409A of the Code.

(e) Deferred Stock.    The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i) Award and Restrictions.    Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Dividend Equivalents.    Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect, consistent with the requirements of Section 409A of the Code.

(iv) 409A.    Awards of Deferred Stock shall be established consistent with the requirements of or exemption from Section 409A of the Code, and shall be construed accordingly.

(f) Bonus Stock and Awards in Lieu of Obligations.    The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. Any such Award shall be established and administered consistent either with an exemption from, or in compliance with, the requirements of Section 409A of the Code.

(g) Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify. Any entitlements to Dividend Equivalents or similar entitlements shall be established and administered consistent either with an exemption from, or in compliance with, the requirements of Section 409A of the Code.

(h) Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards as may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h). Any such Award shall be established and construed either to be exempt from the requirements of Section 409A of the Code, or to comply with such requirements.

(i) Performance Awards.    Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards, including Annual Incentive Awards.

(a) Performance Awards Generally.    The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant, exercise or settlement, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).

(b) Performance Awards Granted to Covered Employees.    If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i) Performance Goal Generally.    The performance goal for such Performance Awards shall consist of one or more business criteria and an objectively determinable targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall otherwise meet the requirements of Code Section 162(m) and regulations there under (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, shall be used by the Committee in establishing performance goals for such Performance Awards, either on an absolute basis or relative to an index: (1) revenues on a corporate or product by product basis; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) economic value created or added; (7) operating margin or profit margin; (8) stock price, dividends or total stockholder return; (9) development of new technologies, (10) raising of equity or debt, (11) successful hiring of key individuals; (12) resolution of significant litigation; and (13) strategic business criteria, consisting of one or more objectives based on the following goals: meeting specified market penetration or value added, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, customer satisfaction, employee satisfaction, information technology, corporate development (including, without limitation, licenses or establishment of third party collaborations), manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals.    Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv) Performance Award Pool.    The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(ii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms.    Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees.    The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(c).

(i) Grant of Annual Incentive Awards.    Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable there under, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5(b).

(ii) Payout of Annual Incentive Awards.    After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Annual Incentive Award.

(d) Written Determinations.    Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.    Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award may be applied to reduce the purchase price of any Award other than an Option or SAR, provided, that no such reduction shall be made, in the case of an Award subject to and intended to comply with the requirements of Section 409A of the Code, except to the extent consistent with Section 409A of the Code.

(b) Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(ii).

(c) Form and Timing of Payment under Awards; Deferrals.    Subject to the terms of the Plan and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Committee (subject to Section 10(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. Any deferral or other action pursuant to this Section 8(c) shall be consistent with requirements of or exemption from Section 409A of the Code.

(d) Exemptions from Section 16(b) Liability.    With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt under Rule 16b-3 (or satisfies another exemption under Section 16(b)), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions with respect to shares delivered under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award.

(e) Limitation on Vesting of Certain Awards.    If the granting or vesting of Full-Value Awards is subject to performance conditions, the minimum vesting period of such Awards shall be no less than one year. If neither the granting nor vesting of Full-Value Awards is subject to performance conditions, such Awards shall have a minimum vesting period of no less than three years; provided, however, that such Awards may vest on an accelerated basis in the event of a Participant’s death, disability, retirement, or in the event of a Change in Control. For purposes of this Section 8(e), (i) a performance period that precedes the grant of the Award will be treated as part of the vesting period if the participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued service, and (ii) vesting over a one-year period or three-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period. The foregoing notwithstanding, up to 10% of the shares of Stock authorized under the Plan may be granted as Full-Value Awards without the minimum vesting requirements set forth in this Section 8(e).

(f) 409A.    Awards under the Plan are intended either to be exempt from the rules of Section 409A and the Code or to satisfy these rules, and shall be construed accordingly.

9. Change in Control.

(a) Effect of “Change in Control” on Outstanding Awards.    Unless otherwise provided in the relevant grant agreement relating to an Award, in any other plan or agreement relating directly or indirectly to the Award, or in the Plan (including, without limitation in Section 3(a)), a “Change in Control” shall have no impact on any outstanding Award.

(b) Definition of “Change in Control.”    Unless otherwise provided in the relevant grant agreement relating to an Award, in any other plan or agreement relating directly or indirectly to the Award, a “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company) becomes the beneficial owner (except that a Person shall be deemed to be the beneficial owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 50% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(ii) during any period of two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii) the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) the stockholders of the Company or any affiliate approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) and the satisfaction of all material conditions to completion of the transaction, in which case the Board shall determine the effective date of the Change in Control resulting therefrom.

10. General Provisions.

(a) Compliance with Legal and Other Requirements.    The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation or listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations or listing requirements. The foregoing notwithstanding, in connection with a Change in Control, without the express written consent of the affected Participant the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries.    No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative; provided, that Awards and other rights (other than with respect to Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission); and provided, further, that any such transfer, if permitted, must be a gratuitous transfer. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.    In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5(b), (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder in cancellation of an outstanding Option, SAR or other Award with respect to which Stock has not been previously issued. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under Section 7 to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations there under to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations there under, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations there under. All adjustments pursuant to this Section 10(c) with respect to an Award intended to qualify for an exemption from, or to comply with the requirements of, Section 409A of the Code shall be accomplished in a manner consistent with such intent.

(d) Tax Provisions.

(i) Withholding.    The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of Stock may be withheld if such withholding would not result in additional accounting expense to the Company.

(ii) Required Consent to and Notification of Code Section 83(b) Election.    No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(e) Changes to the Plan.    The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by the Plan by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award.

(f) Right of Setoff.    The Company or any subsidiary or affiliate may, to the extent permitted by applicable law and to the extent consistent with the requirements of or exemption from Section 409A of the Code, deduct from and set off against any amounts the Company or any subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 10(f).

(g) Unfunded Status of Awards; Creation of Trusts.    The Plan is intended to constitute, or to provide the means for the grant of Awards that constitute, an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares.    Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of

Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m).    It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Governing Law.    The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(l) Awards to Participants Outside the United States.    The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10(l) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(m) Limitation on Rights Conferred under Plan.    Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(n) Severability; Entire Agreement.    If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof (unless an employment agreement entered into between the Company and the Participant specifically provides contradictory terms, in which case the terms of the employment agreement shall govern).

(o) Plan Effective Date and Termination.    The Plan as originally adopted became effective on December 10, 2004. Each amendment and restatement of the Plan in 2006, 2007 and 2008 became effective on June 7, 2006, May 3, 2007, and May 9, 2008, respectively. The 2010 amendment and restatement of the Plan, including the increase of the shares available under Section 4(a), shall become effective if, and at such time as, the stockholders of the Company have approved it by a majority of the votes cast at a duly held meeting of stockholders at which a quorum is present (the “Effective Date”). Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

FORM OF PROXY CARD

ALEXION PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2010.

Leonard Bell, M.D. and Vikas Sinha, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. (the “Company”) held of record by the undersigned on March 17, 2010, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 12, 2010 at The Study at Yale, 1157 Chapel Street, New Haven, CT 06511 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW AND IN FAVOR OF PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

1.	Proposal—Election of Directors—Nominees are:

Leonard Bell, Max Link, William R. Keller, Joseph A. Madri, Larry L. Mathis, R. Douglas Norby, Alvin S. Parven, and Andreas Rummelt.

☐	FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

☐	WITHHOLD AUTHORITY to vote for the listed nominees.

2.	Proposal No. 2—Approval of the amendment to 2004 Incentive Plan, as described in the accompanying proxy statement, including to increase the number of shares of common stock available for issuance by 3.0 million shares (subject to adjustment in the event of stock splits and other similar events).

☐    FOR             ☐    AGAINST            ☐    ABSTAIN

3.	Proposal No. 3—Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

☐    FOR             ☐    AGAINST            ☐    ABSTAIN

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated , 2010
Signature
Signature if held jointly

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.